As filed with the Securities and Exchange Commission on March 18, 2013.

Registration Statement No. 333-183643

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORDIC AMERICAN TANKERS LIMITED

(Exact name of registrant as specified in its charter)

Islands of Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Nordic American Tankers Limited Attn: Herbjørn Hansson LOM Building 27 Reid Street Hamilton HM 11 Bermuda (441) 292-7202	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq.

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

(212) 574-1200

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Shares, par value $ 0.01 per share (1)	1,664,450	$19,290,979	$2,211*

*	Previously paid.
(1)	Including preferred share purchase rights that will initially trade together with the common shares. The value attributable to the rights, if any, will be reflected in the market price of the common shares. Also includes such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices per share of the registrant’s common shares as reported on the New York Stock Exchange on August 29, 2012.

This Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-183643) of Nordic American Tankers Limited., or the Company, is being filed because the Company expects that it will no longer be a well-known seasoned issuer, as such term is defined in Rule 405 under the Securities Act of 1933, as amended, upon the filing of its annual report on Form 20-F for the year ended December 31, 2012. The reason the Company expects that it will no longer be a well-known seasoned issuer is because the worldwide market value of its outstanding common shares held by non-affiliates is expected to be less than $700 million during the 60-day period preceding the date of such filing. Accordingly, the Company is filing this Post-Effective Amendment for the purposes of including information required by registrants who are no longer well-known seasoned issuers.

Prospectus

NORDIC AMERICAN TANKERS LIMITED

1,664,450 Common Shares

to be sold pursuant to our Dividend Reinvestment and Direct Stock Purchase Plan

Through this prospectus, we are offering you the opportunity to participate in our Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan. The Plan allows our existing shareholders to increase their holdings of our common shares and gives new investors an opportunity to make an initial investment in our common shares. These common shares include the related preferred shares purchase rights. Common shares purchased under the Plan may, at our election, be common shares purchased from us, common shares purchased in the open market or privately negotiated transactions, or a combination of both. This prospectus relates to the offer and sale of up to 1,664,450 common shares offered under the Plan, or the Plan Shares.

PLAN HIGHLIGHTS

•

If you are an existing shareholder, you may purchase additional common shares by reinvesting all or a portion of the dividends paid on your common shares and by making optional cash investments of not less than $50 each and up to a maximum of $10,000 per month. In some instances, we may permit optional cash investments in excess of this maximum.

•

If you are a new investor, you may join the Plan by making an initial investment of not less than $250 and up to a maximum of $10,000. In some instances, we may permit initial investments in excess of this maximum.

•	As a participant in the Plan, you may authorize electronic deductions from your bank account for optional cash investments.

•

We may offer discounts ranging from 0% to 5% on optional and initial cash investments that are made pursuant to a request for waiver (that is, on investments that are in excess of $10,000). At our discretion the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

Our common shares are currently listed on the New York Stock Exchange under the symbol “NAT.” The last reported sales price of our common shares on March 14, 2013 was $9.33.

An investment in these securities involves a high degree of risk. See the section entitled “Risk Factors” on page 7 of this prospectus, and other risk factors contained in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2013.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or “U.S. GAAP.” We have a fiscal year end of December 31.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell our common shares (including preferred share purchase rights), described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all the information in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under the section entitled “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Other than in the United States, no action has been taken by us that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Companies Act 1981, the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, which includes our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange, or NYSE, is an appointed stock exchange under Bermuda law.

Notwithstanding the above general permission, the BMA has granted the Company permission, subject to the common shares of the Company being listed on an appointed stock exchange, to issue, grant, create, sell and transfer any of the Company’s shares, stock, bonds, notes (other than promissory notes), debentures, debenture stock, units under a unit trust scheme, shares in an oil royalty, options, warrants, coupons, rights and depository receipts, or collectively, the Securities, to and among persons who are either resident or non-resident of Bermuda for exchange control purposes, whether or not the Securities are listed on an appointed stock exchange. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

PROSPECTUS SUMMARY

This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision. Unless we specify otherwise, all references in this prospectus to “we,” “our,” “us” and the “Company” refer to Nordic American Tankers Limited. We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

Nordic American Tankers Limited, or the Company or Nordic American, was founded on June 12, 1995 under the name Nordic American Tanker Shipping Limited under the laws of the Islands of Bermuda and we maintain our principal offices at LOM Building, 27 Reid Street, Hamilton HM 11, Bermuda. Our telephone number at such address is (441) 292-7202. We are an international tanker company that currently owns 20 Suezmax tankers that average approximately 156,000 dwt each and our vessels in our fleet are homogenous, interchangeable and should be viewed as “the Nordic American System”. The Company was formed for the purpose of acquiring and chartering three double-hull Suezmax tankers that were built in 1997. In the autumn of 2004, the Company owned three vessels and at the end of 2012 the Company owned 20 vessels. We expect that the expansion process will continue over time and that more vessels will be added to our fleet.

We describe the “Nordic American System” as follows:

•

It is essential for Nordic American to have an operating model that is sustainable in both a weak and a strong tanker market, which we believe differentiates Nordic American from other publicly traded tanker companies. The Nordic American System is transparent and predictable. As a general policy, the Company has a conservative risk profile. Our dividend payments are important for our shareholders, and at the same time we recognize the need to expand our fleet under conditions advantageous to the Company.

•

NAT maximizes cash flows by employing all of its vessels in the spot market through the Orion Tanker Pool which increases the efficiency and utilization of the fleet. The spot market gives better earnings than the time charter market over time.

•

Growth is a central element of the Nordic American System. It is essential that NAT grows accretively, which means that over time our transportation capacity increases more percentagewise than our share count.

•

Nordic American has one type of vessel only - the Suezmax vessel. This type of vessel can carry one million barrels of oil. The Suezmax vessel is highly versatile, able to be utilized on most long-haul trade routes. A homogenous fleet streamlines operating and administration costs, which helps keep our cash-breakeven point low.

•

The valuation of NAT in the stock market should not be based upon net asset value (NAV), a measure that only is linked to the steel value of our ships. NAT has its own ongoing system value with a homogenous fleet.

•

We pay our dividend from cash on hand. NAT has a cash break-even level of about $12,000 per day per vessel, which we consider low in the industry. The cash break-even rate is the amount of average daily revenue our vessels would need to earn in the spot tanker market in order to cover our vessel operating expenses, cash general and administrative expenses, interest expense and all other cash charges.

We chartered all of our vessels in the spot market pursuant to a cooperative arrangement with Gemini Tankers LLC until November 24, 2011. In November 2011, the Orion Tankers pool was established with Orion Tankers Ltd. as pool manager and our vessels were transferred from the Gemini Tankers LLC arrangement to the Orion Tankers pool upon completion of previously fixed charters within Gemini Tankers LLC. In September 2012, it was agreed that Frontline would withdraw its nine Suezmax tankers from the pool during the fourth quarter of 2012. Effective January 2, 2013, the Company acquired Frontline`s shares in Orion Tankers Ltd. at its nominal book value as of December 31, 2012, after which Orion Tankers Ltd. became wholly-owned subsidiary of the Company.

As of the date of this prospectus, all of our vessels are employed in the spot market pursuant to our cooperative arrangement with Orion Tankers Ltd. The following table provides information regarding the status of each vessel.

Vessel	Yard	Built	Dwt	Delivered to us
Nordic Hawk	Samsung	1997	151,475	October 1997
Nordic Hunter	Samsung	1997	151,400	December 1997
Nordic Voyager	Dalian New	1997	149,591	November 2004
Nordic Freedom	Daewoo	2005	163,455	March 2005
Nordic Fighter	Hyundai	1998	153,328	March 2005
Nordic Discovery	Hyundai	1998	153,328	August 2005
Nordic Sprite	Samsung	1999	147,188	February 2009
Nordic Grace	Hyundai	2002	149,921	July 2009
Nordic Harrier	Samsung	1997	151,475	August 1997
Nordic Saturn	Daewoo	1998	157,332	November 2005
Nordic Jupiter	Daewoo	1998	157,411	April 2006
Nordic Apollo	Samsung	2003	159,999	November 2006
Nordic Cosmos	Samsung	2003	159,998	December 2006
Nordic Moon	Samsung	2002	159,999	November 2006
Nordic Mistral	Hyundai	2002	164,236	November 2009
Nordic Passat	Hyundai	2002	164,274	March 2010
Nordic Vega	Bohai	2010	163,000	December 2010
Nordic Breeze	Samsung	2011	158,597	August 2011
Nordic Aurora	Samsung	1999	147,262	September 2011
Nordic Zenith	Samsung	2011	158,645	November 2011

The commercial and technical management of our vessels is handled by third party companies under the supervision of Scandic American Shipping Ltd., or the Manager. The commercial management services for each of the vessels in our fleet is provided through our spot market cooperative arrangement with Orion Tankers.

The ship management firm of V.Ships Norway AS, or V.Ships, provides the technical management for 15 of the Company’s vessels. The ship management firm of Colombia Shipmanagement Ltd, Cyprus provides the technical management for four of the Company’s vessels. The ship management firm Hellespont Ship Management GmbH & Co KG, Germany provides the technical management for one of the Company’s vessels.

We believe that the compensation under our commercial and technical management agreements is in accordance with industry standards.

Recent Developments

Set forth below are the Company’s unaudited interim financial results for the three- and twelve-month periods ended December 31, 2012.

Amounts in USD ‘000

CONDENSED STATEMENTS OF OPERATION

	Three Months Ended			Twelve Months Ended
Amounts in USD ‘000	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net Voyage Revenues	17,528	15,461	19,257	92,012	79,866

Vessel Operating Expenses	(16,012)	(16,198)	(15,392)	(63,965)	(54,859)
General and Administrative Expenses	(2,148)[1]	(3,593)[1]	(4,789)[1]	(14,700)[2]	(15,394)[2]
Depreciation Expenses	(17,615)	(17,431)	(17,038)	(69,219)	(64,626)
Impairment Loss on Vessel	(12,030)	0	0	(12,030)	0
Loss on Contract	0	0	0	0	(16,200)
Net Operating Income (Loss)	(30,277)	(21,761)	(17,962)	(67,902)	(71,213)

Interest Income	57	85	1,186	357	1,187
Interest Expense	(2,331)	(1,624)	(827)	(5,854)	(2,130)
Other Financial Income (Expense)	17	(44)	(51)	207	(142)
Total Other Expenses	(2,257)	(1,583)	308	(5,290)	(1,085)
Net Income (Loss)	(32,534)	(23,344)	(17,654)	(73,192)	(72,298)

Basic Earnings (Loss) per Shares	(0.61)[3]	(0.44)	(0.37)	(1.39)	(1.53)
Basic Weighted Average Number of Common Shares Outstanding	52,915,639	52,915,639	47,302,241	52,547,623	47,159,402
Common Shares Outstanding	52,915,639	52,915,639	47,303,394	52,915,639	47,303,394

1)	The general and administrative expenses, or the G&A, for the three months ended December 31, 2012, September 30, 2012 and December 31, 2011 include non-cash charges of -$0.5 million, $1.2 million, and $0.9 million, respectively, which are charges related to share based compensation and pension cost.
2)	The G&A for the twelve months ended December 31, 2012 and December 31, 2011 include non-cash charges of $4.2 million and $3.1 million, respectively, which are charges related to share based compensation and pension cost.
3)	A portfolio impairment policy reduces the loss to -$0.39 per share

CONDENSED BALANCE SHEETS

Amounts in USD ‘000	December 31, 2012	December 31, 2011

Cash and Cash Equivalents	55,511	24,006
Marketable Securities	549	583
Accounts Receivable, net	54	17,586
Accounts Receivable, net related party	12,862	1,571
Prepaid Expenses and Other Current Assets	9,597	39,354
Vessels, Net	964,855	1,022,793
Related Party receivables (Orion Tanker Pool)	36,987	18,941
Other Non-current Assets	5,209	551

Total Assets	1,085,624	1,125,385

Accounts Payable	3,095	4,378
Accounts Payable, related party	1,536	926
Accrued liabilities	10,343	12,642
Long-term Debt	250,000	230,000
Deferred Compensation Liability	11,267	9,876
Shareholders’ Equity	809,383	867,563

Total Liabilities and Shareholders’ Equity	1,085,624	1,125,385

CONDENSED STATEMENTS OF CASH FLOW

	Twelve Months Ended
Amounts in USD ‘000	December 31, 2012	December 31, 2011

Net Cash Provided by (Used in) Operating Activities	(567)	(12,163)

Investment in Marketable Securities	0	(795)
Investment in Vessels	(2,745)	(91,536)
Repayment of Deposit and Loan, Nordic Galaxy	9,000	10,609
Other	(129)	(61)

Net Cash Provided by (Used in) Investing Activities	6,126	(81,783

Net Proceeds from Issuance of Common Stock	75,582	4
Proceeds from Use of Credit Facility	270,000	155,000
Repayments on Credit Facility	(250,000)	0
Credit Facility Costs	(6,139)	0
Dividends Paid	(63,497)	(54,273)

Net Cash Provided by (Used in) Financing Activities	29,946	100,731

Net Increase (Decrease) in Cash and Cash Equivalents	31,505	6,785
Cash and Cash Equivalents at Beginning of Period	24,006	17,221

Cash and Cash Equivalents at End of Period	55,511	24,006

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended			Twelve Months Ended
Amounts in USD ‘000	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Voyage Revenues	44,670	20,085	24,629	130,682	94,787
Voyage Expenses	(27,142)	(4,624)	(5,372)	(38,670)	(14,921)
Net Voyage Revenues (1)	17,528	15,461	19,257	92,012	79,866

	Three Months Ended			Twelve Months Ended
	December 31, 2012 (unaudited)	September 30, 2012 (unaudited)	December 31, 2011 (unaudited)	December 31, 2012	December 31, 2011
Net Operating Income (Loss)	(30,277)	(21,761)	(17,962)	(67,902)	(71,213)
Depreciation Expense	17,615	17,431	17,038	69,219	64,626
Impairment of Vessel	12,030	0	0	(12,030)	0
Loss on Contract	0	0	0	0	16,200
Share Based Compensation and Pension Cost	(457)	1,168	891	4,189	3,129
Operating Cash Flow (2)	(1,089)	(3,162)	(33)	17,536	12,742

(1)	Net voyage revenues represents voyage revenues less voyage expenses such as bunker fuel, port fees, canal tolls and brokerage commissions. Net voyage revenues is included because certain investors use this data to measure a shipping company’s financial performance. Net voyage revenues is not required by accounting principles generally accepted in the United States and should not be considered as an alternative to net income or any other indicator of the Company’s performance required by accounting principles generally accepted in the United States.
(2)	Operating cash flow represents income from vessel operations before depreciation and non-cash administrative charges. Operating cash flow is included because certain investors use this data to measure a shipping company’s financial performance. Operating cash flow is not required by accounting principles generally accepted in the United States and should not be considered as an alternative to net income or any other indicator of the Company’s performance required by accounting principles generally accepted in the United States.

In January 2012, the Company issued 5,500,000 common shares at the price of $15.57 per share in a follow-on offering. The net proceeds of the offering are expected to be used to fund future acquisitions and for general corporate purposes.

On May 21, 2012, the Company conducted its 2012 Annual General Meeting and at the meeting all of the proposed resolutions were approved, including the reduction of the Company’s share premium account by approximately $75.6 million. The reduction will be credited to the Company’s contributed surplus account. Going forward, this transaction will facilitate payment of dividends and distributions under Bermuda law in accordance with the full dividend policy of the Company.

In October 2010, Nordic Harrier was redelivered, from a long-term bareboat charter agreement, to the Company, and went directly into drydock for repair. The drydock period lasted until the end of April 2011. The vessel had not been technically operated according to sound maintenance practices by Gulf Navigation Company LLC, and the vessel’s condition on redelivery to us was far below the contractual obligation of the charterer. All drydock expenses were paid during 2011. We have sought compensation for these expenses, but have not been able to reach an agreement with the charterer. The arbitration procedures have started and are expected to be heard in 2013.

The Company paid a dividend of $0.30 per share to shareholders in each of the first three quarters of 2012.

Orion Tankers Ltd. was established as equally owned by us and Frontline Ltd. (NYSE:FRO). In September 2012, it was agreed that Frontline would withdraw its nine Suezmax tankers from the pool during the fourth quarter of 2012. The withdrawal of these vessels was completed effective November 5, 2012.

In October 2012, we entered into a new $430 million revolving credit facility. The banking group consists of DNB Bank ASA, Nordea Bank Norge ASA and Skandinaviska Enskilda Banken

In November 2012, the Company announced that one of its vessels was detained for a short while in a U.S. port. The vessel was released in early December 2012 and was employed in the spot market. The Company has been advised by its legal counsel that it will not be prosecuted and is not part of the case.

Effective January 2, 2013, the Company acquired Frontline Ltd.`s shares in Orion Tankers Ltd. at its nominal book value as of December 31, 2012, after which Orion Tankers Ltd. became wholly-owned subsidiary of the Company.

Effective January 10, 2013, the Company acquired 100% of the shares of Scandic American Shipping Ltd., or the Manager, from a company owned by the Chairman and Chief Executive Officer of the Company Mr. Herbjørn Hansson and his family. On January 10, 2013, the Manager became a wholly-owned subsidiary of the Company. In addition to gaining full direct control of the Manager’s operations, the Company will no longer be obligated to maintain the Manager’s ownership of the Company’s common shares at 2%. The restricted common shares equal to 2% of our outstanding common shares issued as per the Management Agreement and the restricted common shares issued to the Manager under the 2011 Equity Incentive Plan was not part of the transaction.

Effective January, 10, 2013 the Board of Directors amended the vesting requirements for the 174,000 shares allocated to the Manager under the 2011 Equity Incentive Plan.

Effective January, 10, 2013 the Board of Directors amended the management fee. For its services under the Management Agreement, the Manager receives a management fee of $150,000 per annum for the total fleet.

On February 11, 2013, the Company declared a dividend of $0.16 per share in respect of the results for the fourth quarter of 2012, which was paid to shareholders on or about February 13, 2013.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Commission on April 17, 2012, and the other documents which are incorporated by reference in this prospectus, before making an investment in our securities. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, our equity incentive plan, or our Dividend Reinvestment and Direct Stock Purchase Plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us may decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

You will not know the price of the common shares you are purchasing under the Dividend Reinvestment and Direct Stock Purchase Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our common shares may fluctuate between the time you decide to purchase common shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

Computershare Trust Company N.A., or the Plan Administrator, administers the Plan. If you instruct the Plan Administrator to sell common shares under the Plan, you will not be able to direct the time or price at which your common shares are sold. The price of our common shares may decline between the time you decide to sell common shares and the time of actual sale.

If you decide to withdraw from the Plan, the Plan Administrator will continue to hold your common shares unless you request a certificate for whole shares.

Industry Specific Risk Factors

If the tanker industry, which historically has been cyclical, is depressed in the future, our earnings and available cash flow may decrease.

The tanker industry is both cyclical and volatile in terms of charter rates and profitability. Spot market rates are still relatively low compared to the rates achieved in the years preceding the global financial crisis. Fluctuations in charter rates and tanker values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products.

The factors affecting the supply and demand for tankers have been volatile and are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for tanker capacity include:

•	demand for oil and oil products,

•	supply of oil and oil products,

•	regional availability of refining capacity,

•	regional imbalances in production/demand,

•	global and regional economic and political conditions, including developments in international trade and fluctuations in industrial and agricultural production,

•	the distance oil and oil products are to be moved by sea,

•	changes in seaborne and other transportation patterns, including changes in the distances over which oil and oil products are transported by sea,

•	weather and acts of God and natural disasters, including hurricanes and typhoons,

•	environmental and other legal and regulatory developments,

•	currency exchange rates,

•	competition from alternative sources of energy and from other shipping companies and other modes of transportation, and

•	international sanctions, embargoes, import and export restrictions, nationalizations, piracy and wars.

The factors that influence the supply of tanker capacity include:

•	current and expected purchase orders for tankers,

•	the number of tanker newbuilding deliveries,

•	the scrapping rate of older tankers,

•	conversion of tankers to other uses or conversion of other vessels to tankers,

•	the price of steel and vessel equipment,

•	the successful implementation of the phase-out of single-hull tankers,

•	technological advances in tanker design and capacity,

•	tanker freight rates, which are affected by factors that may affect the rate of newbuilding, scrapping and laying up of tankers,

•	the number of tankers that are out of service, and

•	changes in environmental and other regulations that may limit the useful lives of tankers.

Historically, the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. The current global economic crisis may reduce demand for transportation of oil over longer distances and supply of tankers to carry that oil, which may materially affect our revenues, profitability and cash flows. As of the date of this prospectus, all of our operating vessels are in the Orion Tankers Pool, with Orion Tankers Ltd. as pool manager. In September 2012, we agreed to purchase the 50% interest held by Frontline Ltd. (NYSE:FRO) and became the sole owner of Orion Tankers Ltd. as of January 2, 2013. We are highly dependent on spot market charter rates. If spot charter rates decline, we may be unable to achieve a level of charterhire sufficient for us to operate our vessels profitably. If we are not profitable, we may not be able to meet our obligations, including making payments on any future indebtedness, or paying dividends. Furthermore, as charter rates for spot charters are fixed for a single voyage, which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases, or alternatively lose this opportunity, should the rise be short-lived.

Any decrease in shipments of crude oil may adversely affect our financial performance.

The demand for our vessels and services in transporting oil derives primarily from demand for Arabian Gulf, West African, North Sea and Caribbean crude oil, which, in turn, primarily depends on the economies of the world’s industrial countries and competition from alternative energy sources. A wide range of economic, social and other factors can significantly affect the strength of the world’s industrial economies and their demand for crude oil from the mentioned geographical areas. One such factor is the price of worldwide crude oil. The world’s oil markets have experienced high levels of volatility in the last 25 years. In July 2008, oil prices rose to a high of approximately $143 per barrel before decreasing to approximately $38 per barrel by the end of December 2008 and then rising to approximately $92 per barrel as of the end of December 2010 and continuing to rise to approximately $100 by the end of December 2011. In 2012, crude oil reached a high of $118.74 per barrel and a low of $91.19 per barrel.

Any decrease in shipments of crude oil from the above mentioned geographical areas would have a material adverse effect on our financial performance. Among the factors which could lead to such a decrease are:

•	increased crude oil production from other areas;

•	increased refining capacity in the Arabian Gulf or West Africa;

•	increased use of existing and future crude oil pipelines in the Arabian Gulf or West Africa;

•	a decision by Arabian Gulf or West African oil-producing nations to increase their crude oil prices or to further decrease or limit their crude oil production;

•	armed conflict in the Arabian Gulf and West Africa and political or other factors; and

•	the development and the relative costs of nuclear power, natural gas, coal and other alternative sources of energy.

In addition, the current economic conditions affecting the United States and world economies may result in reduced consumption of oil products and a decreased demand for our vessels and lower charter rates, which could have a material adverse effect on our earnings and our ability to pay dividends.

We are dependent on spot charters and any decrease in spot charter rates in the future may adversely affect our earnings and our ability to pay dividends.

We currently operate a fleet of 20 vessels and all vessels are employed in the spot market. We are highly dependent on spot market charter rates.

We may enter into spot charters for any additional vessels that we may acquire in the future. Although spot chartering is common in the tanker industry, the spot charter market may fluctuate significantly based upon tanker and oil supply and demand. The successful operation of our vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent travelling unladen to pick up cargo. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates decline, then we may be unable to operate our vessels trading in the spot market profitably, meet our obligations, including payments on indebtedness, or to pay dividends. Furthermore, as charter rates for spot charters are fixed for a single voyage which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.

Our ability to renew the charters on our vessels on the expiration or termination of our current charters, or on vessels that we may acquire in the future, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the sectors in which our vessels operate at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for the seaborne transportation of energy resources.

Our results of operations are subject to seasonal fluctuations, which may adversely affect our financial condition.

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, charter rates. Peaks in tanker demand quite often precede seasonal oil consumption peaks, as refiners and suppliers anticipate consumer demand. Seasonal peaks in oil demand can broadly be classified into two main categories: (1) increased demand prior to Northern Hemisphere winters as heating oil consumption increases and (2) increased demand for gasoline prior to the summer driving season in the United States. Unpredictable weather patterns and variations in oil reserves disrupt tanker scheduling. This seasonality may result in quarter-to-quarter volatility in our operating results, as our vessels will trade in the spot market. Seasonal variations in tanker demand will affect any spot market related rates that we may receive.

Declines in charter rates and other market deterioration could cause us to incur impairment charges.

Our vessels are evaluated for impairment continuously or whenever events or changes in circumstances indicate that the carrying amount of a vessel may not be recoverable. The review for potential impairment indicators and projection of future cash flows related to the vessel is complex and requires us to make various estimates, including future freight rates and earnings from the vessel. All of these items have been historically volatile. We evaluate the recoverable amount as the undiscounted estimated cash flow from the vessels over their remaining useful lives. If the recoverable amount is less than the carrying amount of the vessel and less than the estimated fair market value, the vessel is deemed impaired. The carrying values of our vessels may not represent their fair market value at any point in time because the market prices of secondhand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. Any impairment charges incurred as a result of declines in charter rates could negatively affect our business, financial condition and operating results. Impairment charges may be limited to each individual vessel or be based on a portfolio approach. In 2012, we have impaired one vessel using an individual approach.

An over-supply of tanker capacity may lead to reductions in charter rates, vessel values, and profitability.

The market supply of tankers is affected by a number of factors such as demand for energy resources, oil, and petroleum products, as well as strong overall economic growth in parts of the world economy including Asia. If the capacity of new ships delivered exceeds the capacity of tankers being scrapped and lost, tanker capacity will increase. If the supply of tanker capacity increases and if the demand for tanker capacity does not increase correspondingly, charter rates could materially decline. A reduction in charter rates and the value of our vessels may have a material adverse effect on our results of operations and our ability to pay dividends.

Acts of piracy on ocean-going vessels could adversely affect our business

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden off the coast of Somalia. Although the frequency of sea piracy worldwide decreased during 2012 to its lowest level since 2009, sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly in the Gulf of Guinea, with drybulk vessels and tankers particularly vulnerable to such attacks. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including costs which may be incurred to the extent we employ onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition and results of operations.

Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a planned economy. Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. Annual and five-year plans, or State Plans, are adopted by the Chinese government in connection with the development of the economy. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through State Plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Limited price reforms were undertaken, with the result that prices for certain commodities are principally determined by market forces. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. Recently, China began appointing new members to its Politburo Standing Committee, who are replacing members of the committee who have served for periods of up to 10 years, which obscures the future policy plans of the country. If the Chinese government does not continue to pursue a policy of economic reform the level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, all of which could adversely affect our business, operating results and financial condition.

If economic conditions throughout the world do not improve, it will have an adverse impact on our operations and financial results

Negative trends in the global economy that emerged in 2008 continue to adversely affect global economic conditions. In addition, the world economy continues to face a number of challenges, including the recent turmoil and hostilities in the Middle East, North Africa and other geographic areas and countries and continuing economic weakness in the European Union. There has historically been a strong link between the development of the world economy and demand for energy, including oil and gas. An extended period of deterioration in the outlook for the world economy could reduce the overall demand for oil and gas and for our services. We cannot predict how long the current market conditions will last. However, recent and developing economic and governmental factors, together with the concurrent decline in charter rates and vessel values, have had a material adverse effect on our ability to implement our business strategy.

The continued economic slowdown in the Asia Pacific region, especially in Japan and China, may exacerbate the effect on us of the recent slowdown in the rest of the world. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The growth rate of China’s GDP decreased to approximately 7.8% for the year ended December 31, 2012, as compared to approximately 9.3% for the year ended December 31, 2011, and continues to remain below pre-2008 levels. China has imposed measures to restrain lending, which may further contribute to a slowdown in its economic growth. China and other countries in the Asia Pacific region may continue to experience slowed or even negative economic growth in the future. Moreover, the current economic slowdown in the economies of the United States, the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere. Our financial condition and results of operations, as well as our future prospects, would likely be impeded by a continuing or worsening economic downturn in any of these countries.

The state of global financial markets and economic conditions may adversely impact our ability to obtain financing on acceptable terms, which may hinder or prevent us from expanding our business.

Global financial markets and economic conditions have been, and continue to be, volatile. Recently, operating businesses in the global economy have faced tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions, and declining markets. There has been a general decline in the willingness by banks and other financial institutions to extend credit, particularly in the shipping industry, due to the historically volatile asset values of vessels. As the shipping industry is highly dependent on the availability of credit to finance and expand operations, it has been negatively affected by this decline.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that financing will be available if needed and to the extent required, on acceptable terms. In addition, these difficulties may adversely affect the financial institutions that provide us with our $430 million revolving credit facility, or the 2012 Credit Facility, and may impair their ability to continue to perform under their financing obligations to us, which could negatively impact our ability to fund current and future obligations. As of the date of this prospectus we have drawn down an aggregate of $250.0 million.

The instability of the euro or the inability of countries to refinance their debts could have a material adverse effect on our revenue, profitability and financial position

As a result of the credit crisis in Europe, in particular in Greece, Italy, Ireland, Portugal and Spain, the European Commission created the European Financial Stability Facility, or the EFSF, and the European Financial Stability Mechanism, or the EFSM, to provide funding to Eurozone countries in financial difficulties that seek such support. In March 2011, the European Council agreed on the need for Eurozone countries to establish a permanent stability mechanism, the European Stability Mechanism, or the ESM, which was established on September 27, 2012 to assume the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries. Despite these measures, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the euro. An extended period of adverse development in the outlook for European countries could reduce the overall demand for oil and gas and for our services. These potential developments, or market perceptions concerning these and related issues, could affect our financial position, results of operations and cash flow.

Changes in the price of fuel, or bunkers, may adversely affect our profits.

Fuel, or bunkers, is a significant, if not the largest, expense in our shipping operations. Changes in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries (OPEC) and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

We are subject to complex laws and regulations, including environmental laws and regulations, which can adversely affect our business, results of operations, cash flows and financial condition, and our ability to pay dividends.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include, but are not limited to, the U.S. Oil Pollution Act of 1990, or OPA, the Comprehensive Environmental Response, Compensation, and Liability Act (generally referred to as CERCLA), the U.S. Clean Water Act, the U.S. Clean Air Act, the U.S. Outer Continental Shelf Lands Act, European Union Regulations, the International Maritime Organization, or IMO, International Convention on Civil Liability for Oil Pollution Damage of 1969 (as from time to time amended and generally referred to as CLC), the IMO International Convention for the Prevention of Pollution from Ships of 1973 (as from time to time amended and generally referred to as MARPOL), the IMO International Convention for the Safety of Life at Sea of 1974 (as from time to time amended and generally referred to as SOLAS), the IMO International Convention on Load Lines of 1966 (as from time to time amended), the International Convention on Civil Liability for Bunker Oil Pollution Damage (generally referred to as the Bunker Convention), the IMO’s International Management Code for the Safe Operation of Ships and Pollution Prevention (generally referred to as the ISM Code), the International Convention for the Control and Management of Ships’ Ballast Water and Sediments Discharge (generally referred to as the BWM Convention), and the U.S. Maritime Transportation Security Act of 2002 (generally referred to as the MTSA). Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-nautical mile exclusive economic zone around the United States (unless the spill results solely from the act or omission of a third party, an act of God or an act of war). An oil spill could result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages, including punitive damages, and could harm our reputation with current or potential charterers of our tankers. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows and financial condition, and our ability to pay dividends.

Furthermore, the explosion of the Deepwater Horizon and the subsequent release of oil into the Gulf of Mexico, or other events, may result in further regulation of the tanker industry, and modifications to statutory liability schemes, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and cause disruption of our business

International shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Since the events of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. In 2002 the U.S. MTSA came into effect and to implement certain portions of the MTSA, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. These security procedures can result in delays in the loading, offloading or trans-shipment and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, carriers. Future changes to the existing security procedures may be implemented that could affect the tanker sector. These changes have the potential to impose additional financial and legal obligations on carriers and, in certain cases, to render the shipment of certain types of goods uneconomical or impractical. These additional costs could reduce the volume of goods shipped, resulting in a decreased demand for vessels and have a negative effect on our business, revenues and customer relations.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

Due to concern over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. In addition, although the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which required adopting countries to implement national programs to reduce emissions of certain gases, a new treaty may be adopted in the future that includes restrictions on shipping emissions. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

Adverse effects upon the oil and gas industry relating to climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for oil and gas in the future or create greater incentives for use of alternative energy sources. Any long-term material adverse effect on the oil and gas industry could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.

If we fail to comply with international safety regulations, we may be subject to increased liability, which may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of our vessels is affected by the requirements set forth in the IMO’s International Management Code for the Safe Operations of Ships and Pollution Prevention, or the ISM Code, promulgated by the IMO under the International Convention for the Safety of Life at Sea of 1974, or SOLAS. The ISM Code requires the party with operational control of a vessel to develop and maintain an extensive “Safety Management System” that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. If we fail to comply with the ISM Code, we may be subject to increased liability, may invalidate existing insurance or decrease available insurance coverage for our affected vessels and such failure may result in a denial of access to, or detention in, certain ports.

The value of our vessels may fluctuate and any decrease in the value of our vessels could result in a lower price of our common shares.

Tanker values have generally experienced high volatility. The market prices for tankers declined significantly from historically high levels reached in early 2008 and remain at relatively low levels. The market value of our oil tankers can fluctuate, depending on general economic and market conditions affecting the tanker industry. The current volatility in global financial markets may result in a decrease in tanker values. In addition, as vessels grow older, they generally decline in value. These factors will affect the value of our vessels. Declining tanker values could affect our ability to raise cash by limiting our ability to refinance our vessels, thereby adversely impacting our liquidity, or result in a breach of our loan covenants, which could result in defaults under the 2012 Credit Facility. Due to the cyclical nature of the tanker market, if for any reason we sell vessels at a time when tanker prices have fallen, the sale may be at less than the vessel’s carrying amount on our financial statements, with the result that we would also incur a loss and a reduction in earnings. Any such reduction could result in a lower price of our common shares.

If our vessels suffer damage due to the inherent operational risks of the tanker industry, we may experience unexpected dry-docking costs and delays or total loss of our vessels, which may adversely affect our business and financial condition.

Our vessels and their cargoes will be at risk of being damaged or lost because of events such as marine disasters, bad weather and other acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy and other circumstances or events. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These hazards may result in death or injury to persons, loss of revenues or property, the payment of ransoms, environmental damage, higher insurance rates, damage to our customer relationships, market disruptions, delay or rerouting. In addition, the operation of tankers has unique operational risks associated with the transportation of oil. An oil spill may cause significant environmental damage, and the costs associated with a catastrophic spill could exceed the insurance coverage available to us. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil transported in tankers.

If our vessels suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs are unpredictable and may be substantial. We may have to pay dry-docking costs that our insurance does not cover at all or in full. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect our business and financial condition. In addition, space at dry-docking facilities is sometimes limited and not all dry-docking facilities are conveniently located. We may be unable to find space at a suitable dry-docking facility or our vessels may be forced to travel to a dry-docking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant dry-docking facilities may adversely affect our business and financial condition. Further, the total loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator. If we are unable to adequately maintain or safeguard our vessels, we may be unable to prevent any such damage, costs, or loss which could negatively impact our business, financial condition, results of operations and ability to pay dividends.

If labor interruptions are not resolved in a timely manner, they could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

We employ masters, officers and crews to man our vessels. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out as we expect and could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

We operate our vessels worldwide and as a result, our vessels are exposed to international risks which may reduce revenue or increase expenses.

The international shipping industry is an inherently risky business involving global operations. Our vessels are at a risk of damage or loss because of events such as mechanical failure, collision, human error, war, terrorism, piracy, cargo loss and bad weather. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping routes and result in market disruptions which may reduce our revenue or increase our expenses.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures can result in the seizure of the cargo and/or our vessels, delays in loading, offloading or delivery, and the levying of customs duties, fines or other penalties against us. It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, results of operations, cash flows, financial condition and available cash.

World events could affect our results of operations and financial condition.

Continuing conflicts and recent developments in the Middle East, including Egypt, and North Africa, including Libya, and the presence of the United States and other armed forces in Afghanistan, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences, or the perception that our vessels are potential terrorist targets, could have a material adverse impact on our operating results, revenues, costs and ability to pay dividends in amounts anticipated or at all.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call in ports where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

From time to time, our vessels call on ports located in countries that are subject to restrictions imposed by the U.S. or other governments, that could adversely affect our reputation and the market for our common stock.

From time to time, vessels in our fleet call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism, such as Sudan. The Company has not been involved in business to and from Cuba, Syria or Iran during the period January 1 through December 31, 2012. Our vessels may, on charterers’ instructions, call on ports in Sudan. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. With effect from July 1, 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to companies, such as ours, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In addition, on May 1, 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Iran Threat Reduction Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us Additionally, some investors may decide not to invest in our company simply because we do business with companies that do business in sanctioned countries. The determination by these investors not to invest in, or to divest from, our common stock may adversely affect the price at which our common stock trades. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Maritime claimants could arrest our vessels, which would have a negative effect on our cash flows.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting or attaching a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our business or require us to pay large sums of money to have the arrest lifted, which would have a negative effect on our cash flows.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our ships.

Governments could requisition our vessels during a period of war or emergency, which may negatively impact our business, financial condition, results of operations and ability to pay dividends.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at government-dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels may negatively impact our business, financial condition, results of operations and ability to pay dividends.

Company Specific Risk Factors

We operate in a cyclical and volatile industry and cannot guarantee that we will continue to make cash distributions.

We have made cash distributions quarterly since October 1997. It is possible that our revenues could be reduced as a result of decreases in charter rates or that we could incur other expenses or contingent liabilities that would reduce or eliminate the cash available for distribution as dividends. Our 2012 Credit Facility prohibits the declaration and payment of dividends if we are in default under the 2012 Credit Facility. We refer you to Item 5—Operating and Financial Review and Prospectus—Liquidity and Capital Resources—Our Credit Facilities for more details. We may not continue to pay dividends at rates previously paid or at all.

A decision of our Board of Directors and the laws of Bermuda may prevent the declaration and payment of dividends.

Our ability to declare and pay dividends is subject at all times to the discretion of our Board of Directors and compliance with Bermuda law, and may be dependent upon the adoption at the annual meeting of shareholders of a resolution effectuating a reduction in our share premium in an amount equal to the estimated amount of dividends to be paid in the next succeeding year. We refer you to Item 8—Financial Information—Dividend Policy for more details. We may not continue to pay dividends at rates previously paid or at all.

If we do not identify suitable tankers for acquisition or successfully integrate any acquired tankers, we may not be able to grow or to effectively manage our growth.

One of our principal strategies is to continue to grow by expanding our operations and adding to our fleet. Our future growth will depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

•	identify suitable tankers and/or shipping companies for acquisitions at attractive prices, which may not be possible if asset prices rise too quickly,

•	manage relationships with customers and suppliers,

•	identify businesses engaged in managing, operating or owning tankers for acquisitions or joint ventures,

•	integrate any acquired tankers or businesses successfully with our then-existing operations,

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet,

•	identify additional new markets,

•	improve our operating, financial and accounting systems and controls, and

•	obtain required financing for our existing and new operations.

Our failure to effectively identify, purchase, develop and integrate any tankers or businesses could adversely affect our business, financial condition and results of operations. In addition, in November 2004, we transitioned from a bareboat charter company to an operating company. We may incur unanticipated expenses as an operating company. The number of employees of Scandic American Shipping Ltd., or the Manager, that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet. Finally, acquisitions may require additional equity issuances or debt issuances (with amortization payments), both of which could lower dividends per share. If we are unable to execute the points noted above, our financial condition and dividend rates may be adversely affected.

If we purchase and operate secondhand vessels, we will be exposed to increased operating costs which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.

Our current business strategy includes additional growth through the acquisition of new and secondhand vessels. We took delivery of four secondhand vessels from July 2009 to September 2011. We did not take delivery of any vessels in 2012. While we always inspect secondhand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. We may receive the benefit of warranties from the builders for the secondhand vessels that we acquire direct from yard.

In general, the costs to maintain a vessel in good operating condition increases with the age of the vessel.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage.

If we do not set aside funds and are unable to borrow or raise funds for vessel replacement, at the end of a vessel’s useful life our revenue will decline, which would adversely affect our business, results of operations, financial condition and ability to pay dividends.

If we do not set aside funds and are unable to borrow or raise funds for vessel replacement, we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives, which we expect to range from 10 years to 24 years, depending on the type of vessel. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends would be adversely affected. Any funds set aside for vessel replacement will not be available for dividends.

We may be unable to attract and retain key management personnel in the tanker industry, which may negatively impact the effectiveness of our management and our results of operation

Our success depends to a significant extent upon the abilities and efforts of the Manager and our management team. Our success will depend upon our and the Manager’s ability to hire and retain key members of our management team. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not maintain “key man” life insurance on any of our officers.

Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate work permit granted by the Bermuda government. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position.

An increase in operating costs would decrease earnings and dividends per share.

Under the spot charters of all of our operating vessels, we are responsible for vessel operating expenses. Our vessel operating expenses include the costs of crew, fuel (for spot chartered vessels), provisions, deck and engine stores, insurance and maintenance and repairs, which fuels depend on a variety of factors, many of which are beyond our control. Some of these costs, primarily relating to insurance and enhanced security measures implemented after September 11, 2001, have been increasing. If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Increases in any of these expenses would decrease earnings and dividends per share.

If we are unable to operate our vessels profitably, we may be unsuccessful in competing in the highly competitive international tanker market, which would negatively affect our financial condition and our ability to expand our business.

The operation of tanker vessels and transportation of crude and petroleum products is extremely competitive. The current global financial crisis may reduce the demand for transportation of oil and oil products which could lead to increased competition. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources than we do. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. We will have to compete with other tanker owners, including major oil companies as well as independent tanker companies.

Our market share may decrease in the future. We may not be able to compete profitably as we expand our business into new geographic regions or provide new services. New markets may require different skills, knowledge or strategies than we use in our current markets, and the competitors in those new markets may have greater financial strength and capital resources than we do.

Servicing our debt limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Borrowing under the 2012 Credit Facility requires us to dedicate a part of our cash flow from operations to paying interest on our indebtedness. These payments limit funds available for working capital, capital expenditures and other purposes, including making distributions to shareholders and further equity or debt financing in the future. Amounts borrowed under the 2012 Credit Facility bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the tanker industry. In addition, our current policy is not to accumulate cash, but rather to distribute our available cash to shareholders. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	seeking to raise additional capital,

•	refinancing or restructuring our debt,

•	selling tankers or other assets, or

•	reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if some other default occurs under the 2012 Credit Facility, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral securing that debt, which constitutes our entire fleet.

Our 2012 Credit Facility contains restrictive covenants which limit our liquidity and corporate activities, which could negatively affect our growth and cause our financial performance to suffer.

The 2012 Credit Facility imposes operating and financial restrictions on us. These restrictions may limit our ability to:

•	pay dividends and make capital expenditures if we do not repay amounts drawn under the 2012 Credit Facility or if we are otherwise in default under the 2012 Credit Facility,

•	create or allow to subsist any security interest over any of the Company’s vessels,

•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel,

•	sell our vessels,

•	merge or consolidate with, or transfer all or substantially all of our assets to another person, or

•	enter into a new line of business.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends to you, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.

If the recent volatility in LIBOR rates continues, it could affect our profitability, earnings and cash flow.

Interest in most loan agreements in our industry, including our 2012 Credit Facility, is based on published London Interbank Offered Rates, or LIBOR. Amounts borrowed under our 2012 Credit Facility bear interest at an annual rate equal to LIBOR plus a margin. LIBOR rates have recently been volatile, with the spread between those rates and prime lending rates widening significantly at times. These conditions are the result of the recent disruptions in the international credit markets. Because the interest rates borne by amounts that we drawdown under our 2012 Credit Facility fluctuate with changes in the LIBOR rates, if this volatility were to continue, it would affect the amount of interest payable on amounts that we drawdown from our 2012 Credit Facility, which in turn, would have an adverse effect on our profitability, earnings and cash flow.

We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.

We have entered into various contracts, including charter parties with our customers, through Orion Tankers pool, and our 2012 Credit Facility and from time to time, we may enter into newbuilding contracts. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, the overall financial condition of the counterparty, charter rates received for specific types of vessels, and various expenses. For example, the combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the ability of our charterers to make charter payments to us. In addition, in depressed market conditions, our charterers and customers may no longer need a vessel that is currently under charter or contract or may be able to obtain a comparable vessel at lower rates. As a result, charterers and customers may seek to renegotiate the terms of their existing charter parties or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our insurance may not be adequate to cover our losses that may result from our operations due to the inherent operational risks of the tanker industry.

We carry insurance to protect us against most of the accident-related risks involved in the conduct of our business, including marine hull and machinery insurance, protection and indemnity insurance, which includes pollution risks, crew insurance and war risk insurance. However, we may not be adequately insured to cover losses from our operational risks, which could have a material adverse effect on us. Additionally, our insurers may refuse to pay particular claims and our insurance may be voidable by the insurers if we take, or fail to take, certain action, such as failing to maintain certification of our vessels with applicable maritime regulatory organizations. Any significant uninsured or under-insured loss or liability could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends. In addition, we may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions.

As a result of the September 11, 2001 attacks, the U.S. response to the attacks and related concern regarding terrorism, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. Accordingly, premiums payable for terrorist coverage have increased substantially and the level of terrorist coverage has been significantly reduced.

Any loss of a vessel or extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends.

Because we obtain some of our insurance through protection and indemnity associations, which result in significant expenses to us, we may be required to make additional premium payments.

We may be subject to increased premium payments, or calls, in amounts based on our claim records, as well as the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. In addition, our protection and indemnity associations may not have enough resources to cover claims made against them. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Because some of our expenses are incurred in foreign currencies, we are exposed to exchange rate fluctuations, which could negatively affect our results of operations.

The charterers of our vessels pay us in U.S. Dollars. While we currently incur all of our expenses in U.S. Dollars, we have in the past incurred expenses in other currencies, most notably the Norwegian krone. Declines in the value of the U.S. dollar relative to the Norwegian krone, or the other currencies in which we may incur expenses in the future, would increase the U.S. Dollar cost of paying these expenses and thus would adversely affect our results of operations.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the United States Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves, attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be characterized as U.S. source shipping income and such income is subject to a 4% United States federal income tax, without the benefit of deductions, unless that corporation is entitled to a special tax exemption under the Code which applies to income derived by certain non-United States corporations from the international operations of ships. We believe that we currently qualify for this statutory tax exemption and we have taken, and will continue to take, this position on the Company’s United States federal income tax returns. However, there are several risks that could cause us to become subject to tax on our United States source shipping income. Due to the factual nature of the issues involved, we can give no assurances as to our tax-exempt status.

If we are not entitled to this statutory tax exemption for any taxable year, we would be subject for any such year to a 4% U.S. federal income tax on our U.S. source shipping income, without the benefit of deductions. The imposition of this tax could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

If the United States Internal Revenue Service were to treat us as a “passive foreign investment company,” that could have adverse tax consequences for United States shareholders.

A foreign corporation is treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes, if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of passive income. For purposes of these tests, cash is treated as an asset that produces passive income, and passive income includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. Income derived from the performance of services does not constitute passive income. United States shareholders of a PFIC may be subject to a disadvantageous United States federal income tax regime with respect to the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

We believe that we ceased to be a PFIC beginning with the 2005 taxable year. Based on our current and expected future operations, we believe that we are not currently a PFIC, nor do we anticipate that we will become a PFIC for any future taxable year. As a result, non-corporate United States shareholders should be eligible to treat dividends paid by us in 2006 and thereafter as “qualified dividend income” which is subject to preferential tax rates.

We expect to derive more than 25% of our income each year from our spot chartering or time chartering activities. We also expect that more than 50% of the value of our assets will be devoted to our spot chartering and time chartering. Therefore, since we believe that such income will be treated for relevant United States federal income tax purposes as services income, rather than rental income, we have taken, and will continue to take, the position that such income should not constitute passive income, and that the assets that we own and operate in connection with the production of that income, in particular our vessels, should not constitute assets that produce or are held for the production of passive income for purposes of determining whether we are a PFIC in any taxable year.

There is, however, no direct legal authority under the PFIC rules addressing our method of operation. We believe there is substantial legal authority supporting our position consisting of case law and United States Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income rather than rental income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS or a court of law were to find that we are or have been a PFIC for any taxable year beginning with the 2005 taxable year, our United States shareholders who owned their shares during such year would face adverse United States federal income tax consequences and certain information reporting obligations. Under the PFIC rules, unless those United States shareholders made or make an election available under the Code (which election could itself have adverse consequences for such United States shareholders), such United States shareholders would be subject to United States federal income tax at the then highest income tax rates on ordinary income plus interest upon excess distributions (i.e., distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the United States shareholder’s holding period for our common shares) and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the United States shareholder’s holding period of our common shares. In addition, non-corporate United States shareholders would not be eligible to treat dividends paid by us as “qualified dividend income” if we are a PFIC in the taxable year in which such dividends are paid or in the immediately preceding taxable year.

Risks Relating to Our Common Shares

Our common share price may be highly volatile and future sales of our common shares could cause the market price of our common shares to decline.

The market price of our common shares has historically fluctuated over a wide range and may continue to fluctuate significantly in response to many factors, such as actual or anticipated fluctuations in our operating results, changes in financial estimates by securities analysts, economic and regulatory trends, general market conditions, rumors and other factors, many of which are beyond our control. Since 2008, the stock market has experienced extreme price and volume fluctuations. If the volatility in the market continues or worsens, it could have an adverse affect on the market price of our common shares and impact a potential sale price if holders of our common shares decide to sell their shares.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a U.S. corporation may have.

We are a Bermuda exempted company. Our memorandum of association, bye-laws and the Companies Act, 1981 of Bermuda (the “Companies Act”), govern our affairs. The Companies Act does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. There is a statutory remedy under Section 111 of the Companies Act which provides that a shareholder may seek redress in the courts as long as such shareholder can establish that our affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder.

We are incorporated in Bermuda and it may not be possible for our investors to enforce U.S. judgments against us.

We are incorporated in the Islands of Bermuda. Substantially all of our assets are located outside the U.S. In addition, most of our directors and officers are non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we are incorporated or where our are located (1) would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us based on those laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, including management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The factors discussed under the caption “Risk Factors” and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus could cause actual results to differ materially from those discussed in the forward-looking statements.

SHARE HISTORY AND MARKETS

Since November 16, 2004, the primary trading market for our common shares has been the New York Stock Exchange, or the NYSE, on which our shares are listed under the symbol “NAT.”

The following table sets forth the high and low market prices for shares of our common stock as reported by the New York Stock Exchange:

For the year ended:	NYSE HIGH	NYSE LOW
2008	$42.00	$22.00
2009	$38.10	$22.25
2010	$34.19	$25.27
2011	$26.80	$11.58
2012	$16.04	8.15

For the quarter ended:	NYSE HIGH	NYSE LOW
March 31, 2011	$26.80	$23.60
June 30, 2011	$25.19	$21.41
September 30, 2011	$23.00	$14.07
December 31, 2011	$15.95	$11.58
March 31, 2012	$16.04	12.20
June 30, 2012	$15.96	12.00
September 30, 2012	$13.88	10.03
December 31, 2012	$10.22	8.15

The high and low market prices for our common shares by month since September 2012 have been as follows:

For the month:	NYSE HIGH	NYSE LOW
September 2012	$11.76	$10.03
October 2012	$10.22	$8.28
November 2012	$9.76	$8.20
December 2012	$9.13	$8.15
January 2013	$9.61	$8.51
February 2013	$9.36	$8.66
March 2013*	$9.55	$8.74

*	As of March 15, 2013

USE OF PROCEEDS

The net proceeds realized from sales of Plan Shares will be used for working capital and general corporate purposes. We do not know either the number of common shares that will be purchased under the Plan or the prices at which the common shares will be sold to participants.

CAPITALIZATION

Each prospectus supplement will include information on the Company’s consolidated capitalization.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years.(1)

	For the years ended December 31,
	2012	2011	2010	2009	2008
	(in thousands of U.S. dollars)
Earnings
Net Income	(73,192)	(72,298)	(809)	1,012	118,844
Add: Fixed Charges	5,851	3,047	2,251	2,179	3,582
Less: Interest Capitalized	0	(918)	(382)	(430)	(306)
Total Earnings	(67,351)	(69,515)	1,815	3,459	122,854
Fixed Charges
Interest expensed and capitalized	4,485	2,394	1,598	1,526	2,964
Amortization and write-off of capitalized expenses relating to indebtedness	1,366	654	654	654	618
Total Fixed Charges	5,851	3,048	2,252	2,180	3,582
Ratio of Earnings to Fixed Charges(2)	—	—	—	1.3	34.1
Dollar amount of the coverage deficiency	73,192	73,216	1,191	—	—

(1)	We have not issued any preferred share as of the date of this prospectus.
(2)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expensed and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expensed and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

PLAN OF DISTRIBUTION

Dividend Reinvestment and Direct Stock Purchase Plan

We may sell newly issued common shares under the Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan. A registered broker/dealer may assist in the identification of investors and provide other related services, but will not be acting as an underwriter with respect to our common shares sold under the Plan. You will pay no trading fees on common shares purchased through the Plan when common shares are being acquired from us or through open market sources. However, you may be responsible for other fees and expenses, including a handling fee and trading fees upon the sale of your common shares that are subject to the Plan. Please see “8. What are the fees associated with participation” below under the section entitled “Description of the Plan.”

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing shareholders and new investors who may be engaged in the securities business.

Persons who acquire our common shares through the Plan and resell them shortly after acquiring them, including for purposes of coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of our common shares so purchased. We may, however, accept optional cash investments and initial investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash investments and initial investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of our common shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices that are inconsistent with the purposes of the Plan.

DESCRIPTION OF THE PLAN

With this prospectus we are offering you the opportunity to participate in our Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan. The Plan allows our existing shareholders to increase their holdings of our common shares and gives new investors an opportunity to make an initial investment in our common shares. The common shares include the related preferred share purchase rights.

PLAN HIGHLIGHTS

•

If you are an existing shareholder, you may purchase additional common shares by reinvesting all or a portion of the dividends paid on your common shares and by making optional cash investments of not less than $50 each and up to a maximum of $10,000 per month. In some instances, we may permit optional cash investments in excess of this maximum.

•

If you are a new investor, you may join the Plan by making an initial investment of not less than $250 and up to a maximum of $10,000. In some instances, we may permit initial investments in excess of this maximum.

•	As a participant in the Plan, you may authorize electronic deductions from your bank account for optional cash investments.

•

We may offer discounts ranging from 0% to 5% on optional and initial cash investments that are made pursuant to a request for waiver (i.e., on investments that are in excess of $10,000). At our discretion the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

1.	What is the Plan?

Our Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan, enables new investors to make an initial investment in our common shares and existing investors to increase their holdings of our common shares. Participants can purchase our common shares with optional monthly cash investments and cash dividends.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time. The Plan is not intended to provide holders of common shares with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount. The Plan’s intended purpose precludes any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional monthly cash investment limit.

We reserve the right to modify, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with its intended purpose.

2.	What features does the Plan offer?

Initial investment. If you are not an existing shareholder, you can make an initial investment in our common shares, starting with as little as $250 and up to a maximum of $10,000. See “7. How do I enroll if I am not currently a shareholder?” below for more information.

Optional monthly cash investments. Once you are enrolled in the Plan, you can buy our common shares and pay fees and commissions lower than those typically charged by stockbrokers for small transactions. You can increase your holdings of our common shares through optional monthly cash investments of $50 or more, up to a maximum of $10,000 per month. You can make optional monthly cash investments by check or electronically with deductions from your personal bank account — either in a single transaction or automatically each month. If you wish to make optional monthly cash investments in excess of $10,000 in any month or an initial investment in excess of $10,000, see “9. What are my options for additional cash investments once I am enrolled in the Plan?” below for more information.

Automatic dividend reinvestment. You can also increase your holdings of our common shares through automatic reinvestment of your cash dividends. You will also be credited with dividends on fractions of common shares you hold in the Plan. You can elect to reinvest all or a portion of your dividends. You can receive, electronically or by check, any portion of dividends not reinvested by you. See “5. How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in my own name?” and “10. What are my reinvestment options?” below for more information.

Share safekeeping. You can deposit your share certificate representing common shares for safekeeping with the Plan Administrator. See “19. Can I deposit share certificates for safekeeping?” below for more information.

Automated transactions. You can execute many of your Plan transactions online. See “16. May I enroll, view my account information, and execute transactions online?” below for more information.

Refer to “8. What are the fees associated with participation?” below for details on fees charged for these transactions and services.

3.	Who is the Plan Administrator and what does the Plan Administrator do?

Computershare Trust Company, N.A., currently is the Plan Administrator. The Plan Administrator with certain administrative support provided by its designated affiliates, administers the Plan, keeps records, sends statements of account activity to each participant and performs other duties relating to the Plan. The Plan Administrator holds for safekeeping the common shares purchased for you together with common shares forwarded by you to the Plan Administrator for safekeeping until termination of your participation in the Plan or receipt of your request for a certificate for all or part of your common shares. Common shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee, as your agent. In the event that the Plan Administrator should resign or otherwise cease to act as agent, we will appoint a new administrator to administer the Plan.

The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for our common shares.

We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which common shares are purchased for your account and the times when such purchases are made or with respect to any fluctuation in the market value after purchase or sale of common shares. Neither we nor the Plan Administrator shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

4.	How do I contact the Plan Administrator?

Website:	www.cpushareownerservices.com
Toll-free number:	1-800-635-5835
International number:	1-201-680-6578
For the Hearing Impaired (TDD):	1-800-231-5469

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

Or write to:

Nordic American Tankers Limited

c/o Computershare Trust Company, N.A.

P.O. Box 358035

Pittsburgh, PA 15252-8035

Be sure to include your name, address, daytime phone number, Investor Identification Number and a reference to Nordic American Tankers Limited on all correspondence.

5.	How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in my name?

If you already own our common shares and the common shares are registered in your name, you may participate in the Plan immediately. You may participate by choosing to reinvest all or part of your quarterly dividend, if any, or by making an additional cash investment. Please see “9. What are my options for additional cash investments once I am enrolled in the Plan?” below for details regarding optional monthly cash investments and “10. What are my reinvestment options?” below for details regarding the different reinvestment elections you can make under the Plan. You can enroll online through our website at www.cpushareownerservices.com or by completing and returning an enclosed enrollment form to the Plan Administrator in the envelope provided with the Plan prospectus. Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically until either you elect to withdraw from the Plan or the Plan is terminated by us.

If you need to obtain an enrollment form, contact the Plan Administrator online or by telephone at 1-800-635-5835. While there is no cost to enroll in the Plan, please refer to “8. What are the fees associated with participation?” for more information on purchase, reinvestment and sale fees, and other expenses.

6.	My shares are held in “street name.” How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in the name of my broker, bank or other nominee?

If your common shares are registered in the name of a broker, bank or other nominee, you should contact that institution and discuss with it whether it can arrange for you to participate in the Plan. If the broker, bank or other nominee cannot arrange for you to participate in the Plan, you should arrange for the broker, bank or other nominee to register in your name the number of common shares that you want to participate in the Plan or have the common shares electronically transferred into your own name through the Direct Registration System. You can then enroll in the Plan, as described in “5. How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in my name?” above. Alternatively, if you do not want to re-register your common shares, you can enroll in the Plan in the same way as someone who is not currently a shareholder, as described in “7. How do I enroll if I am not currently a shareholder?” below. However, even if you enroll in the Plan by making an investment as described in “7. How do I enroll if I am not currently a shareholder?”, any existing common shares that are not registered in your name will not be able to participate in the Plan.

7.	How do I enroll if I am not currently a shareholder?

If you do not currently own any of our common shares (or you are an existing shareholder that is not enrolled in the Plan and your common shares are not registered in your name), you can participate by making an initial cash investment through the Plan for as little as $250 and up to a maximum of $10,000. Your initial investment can be made using one of the following options:

Via on-line enrollment through the Plan Administrator’s website at www.cpushareownerservices.com and:

•	authorizing one deduction (minimum of $250) from your bank account; or

•	opening your account on-line and sending your initial investment of $250 or more by check payable to Nordic American Tankers Limited/Computershare.

Via the Enrollment Form and:

•	submitting it to the Plan Administrator, and making one payment (minimum of $250) by check payable to Nordic American Tanker Shipping Limited/Computershare.

If you need to obtain an enrollment form, contact the Plan Administrator online or by telephone at1-800-635-5835.

Please refer to “8. What are the fees associated with participation?” for more information on enrollment, purchase, reinvestment and sale fees, and other expenses.

8.	What are the fees associated with participation?

We will pay all trading fees on common shares purchased through the Plan when common shares are being acquired from us or through open market sources.

You will not be charged an enrollment fee if you enroll in the Plan in the manner described in “5. How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in my name?”

You will not be charged an enrollment fee if you enroll in the Plan by having your broker, bank or other nominee make arrangements for you to participate in the Plan as described in “6. My shares are held in “street name.” How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in the name of my broker, bank or other nominee?” However, you will be responsible for any costs incurred in connection with such arrangement and any fees charged by your broker, bank or other nominee.

You will be charged a $15.00 enrollment fee if you enroll in the Plan by making an initial cash investment as described in “7. How do I enroll if I am not currently a shareholder?”

Once enrolled in the Plan, you will be charged a $5.00 processing fee for each optional additional cash investment made through the Plan by check as described in “9. What are my options for additional cash investments once I am enrolled in the Plan.”

If you choose to make any payments to the Plan electronically through your bank account, you will be charged a $2.00 processing fee for each deduction made from your bank account for optional additional cash investments. You will also be responsible for any other costs your bank may charge in connection with deductions from or payments made to your bank account.

If you request that your common shares that are subject to the Plan be sold, you will receive the proceeds less a handling fee of $15.00 (Batch Order sales) or $25.00 (Market Order sales), trading fees ($0.12 per share as of the date of this prospectus) and applicable stock transfer taxes. If you choose to sell your common shares that are subject to the Plan through a stockbroker of your choice, you will be responsible for any fees or costs your broker may charge in connection with the transfer of your common shares to such stockbroker and applicable stock transfer taxes. Please see “20. How do I sell my Plan shares?” for information relating to the sale of common shares that are subject to the Plan.

A $35 fee will be assessed for any check that is returned for insufficient funds. We can change the fee structure of the Plan at any time. We will give you notice of any fee changes prior to the changes becoming effective.

9.	What are my options for additional cash investments once I am enrolled in the Plan?

Once you are enrolled in the Plan, you may purchase additional common shares through optional cash investments, regardless of whether dividends are being reinvested. Optional cash investments may not be less than $50, and the total of all optional cash investments submitted by an individual shareholder may not exceed $10,000 in any month, unless a request for waiver has been granted. The $50 minimum applies only to optional cash investments by existing Plan participants. New investors or existing shareholders making an initial investment in order to enroll in the Plan as described in “6. My shares are held in “street name.” How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in the name of my broker, bank or other nominee?” and “7. How do I enroll if I am not currently a shareholder?” must make an initial investment of not less than $250. There is no obligation either to make an optional cash investment or to invest the same amount of cash for each investment.

Check. You may make optional monthly cash investments by sending a check to the Plan Administrator payable to Nordic American Tankers Limited/Computershare. To facilitate processing of your investment, please use the transaction stub attached to your Plan statement. Mail your investment and transaction stub to the address specified on the stub. A $35 fee will be assessed for a check that is returned for insufficient funds. Please see “8. What are the fees associated with participation?” above for all other applicable Plan fees.

One-Time and Automatic Monthly Withdrawals. If you already own common shares and are enrolled in the Plan and want to make additional monthly purchases, you can also authorize automatic monthly deductions from your bank account by completing the appropriate section in the enclosed enrollment form, or by enrolling online after you access your account through the Plan Administrator’s website at www.cpushareownerservices.com. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. You can also make a one-time individual automatic deduction from your bank account through the Plan Administrator’s website. The amounts you have authorized will be withdrawn from your bank account on the 25thday of each month, or the next succeeding business day if the 25th day falls on a weekend or holiday. You will be responsible for all processing fees and any other costs your bank may charge in connection with deductions from your bank account. Please see “8. What are the fees associated with participation?” above for all applicable Plan fees.

Please see “21. How do I discontinue participation in the Plan?” for information on discontinuing participation in the Plan.

10.	What are my reinvestment options?

•

If you elect “Full Dividend Reinvestment,” you direct the Plan Administrator to apply toward the purchase of additional common shares all your cash dividends on all the common shares then or subsequently registered in your name, together with any optional monthly cash investments. Under this option, the Plan operates so as to reinvest dividends on a cumulative basis until you instruct otherwise, you withdraw from the Plan or the Plan is terminated.

•

If you elect “Partial Dividend Reinvestment,” you direct the Plan Administrator to apply toward the purchase of additional common shares all your cash dividends only on the number of common shares registered in your name that you specify. The dividends paid on your remaining shares will be reinvested.

•

If you elect for “Optional Cash Investments Only,” you will continue to receive cash dividends on all of your common shares registered in your name in the usual manner, but the Plan Administrator will apply any optional monthly cash investment received to the purchase of additional common shares under the Plan.

Also, you can further direct the Plan Administrator to:

•	Reinvest automatically any dividends on common shares subsequently acquired that are registered in your name and held in your Plan account.

•	Automatically deposit into your Plan account any subsequent stock dividends and/or stock splits on all common shares participating in the Plan.

You may change your investment options by contacting the Plan Administrator. Please see “4. How do I contact the Plan Administrator?” for contact details.

A shareholder whose common shares are registered in the name of a broker, bank or other nominee must make arrangements to have the broker, bank or other nominee participate on their behalf or register in the shareholder’s name the number of common shares he or she wants to participate in the Plan or have the common shares electronically transferred into your own name through the Direct Registration System. Please see “6. My shares are held in “street name.” How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in the name of my broker, bank or other nominee?” for more information.

11.	Request for Waiver for Optional Monthly Cash Investments and Initial Investments in Excess of $10,000

General

If you want to make optional monthly cash investments in excess of $10,000 in any month or an initial investment in excess of $10,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting the Plan Administrator’s Waiver Department at 1-201-680-5300 and upon completion, please send it to the Plan Administrator’s Waiver Department via facsimile at 1-201-680-4638. We have the sole discretion to approve or refuse any request to make an optional monthly cash investment or initial investment in excess of the maximum amount and to set the terms of any such optional monthly cash investment or initial investment.

If we approve your request for waiver, the Plan Administrator will notify you promptly. In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

•	whether the Plan is then acquiring newly issued common shares directly from us or acquiring common shares in the open market or in privately negotiated transactions from third parties;

•	our need for additional funds;

•	the attractiveness of obtaining additional funds through the sale of common shares as compared to other sources of funds;

•	the purchase price likely to apply to any sale of common shares;

•	the shareholder submitting the request;

•	the extent and nature of the shareholder’s prior participation in the Plan;

•	the number of common shares held of record by the shareholder; and

•	the aggregate number of optional monthly cash investments and initial investments in excess of $10,000 for which requests for waiver have been submitted by all existing shareholders and new investors.

If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. We may determine, in our discretion, the maximum amount that an existing shareholder or new investor may invest pursuant to the Plan or the maximum number of common shares that may be purchased pursuant to a request for waiver.

Purchases and Pricing of Common Shares Purchased Pursuant to a Request for Waiver

If a request for waiver is approved, the price of common shares purchased pursuant to the request for waiver will be determined using a pricing period of not less than one (1) but not more than ten (10) trading days commencing on a date set by us as the first day of the pricing period. Optional monthly cash investments or initial investment made pursuant to a request for waiver will be used to purchase common shares as soon as practicable on or after the business day following the last day of the pricing period. This date is referred to as the “Waiver Investment Date.” The Plan Administrator will apply all good funds received on or before the first business day before the pricing period to purchase the common shares on the Waiver Investment Date. Funds received after the pricing period begins will be returned to you. For more information, see “13. When does the Plan Administrator purchase common shares?”

For purposes of determining the price per common share on the Waiver Investment Date, the price will be equal to the average of the high and low sales prices of our common shares, computed up to four decimal places, if necessary, as quoted on the New York Stock Exchange, for the applicable trading days immediately preceding the Waiver Investment Date. The purchase price on any Waiver Investment Date may be reduced by the waiver discount, if any.

For any pricing period, we may establish a minimum purchase price per common share, referred to as the threshold price, applicable to optional monthly cash investments and initial investments made pursuant to a request for waiver. At least three (3) business days prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount. We will notify the Plan Administrator as to the amount of the threshold price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and our need for additional funds.

If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the average of the high and low sales prices of our common shares as quoted by the New York Stock Exchange for each trading day during the applicable pricing period must equal or exceed (not adjusted for a waiver discount, if any). In the event that the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that trading day will be excluded from the determination of the purchase price. In addition, we will exclude from the pricing period and from the determination of the purchase price any trading day in which no trades of common shares are made on the New York Stock Exchange. Thus, for example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common shares are reported for one of the five trading days in the pricing period, then the purchase price will be based on the remaining four trading days in which the threshold price is satisfied.

In addition, a portion of each optional monthly cash investment or initial investment made pursuant to a request for waiver will be returned for each trading day of a pricing period in which the threshold price is not satisfied or for each trading day in which no trades of our common shares are reported on the New York Stock Exchange. The amount returned will be equal to a pro rata portion of the amount of the optional monthly cash investment or initial investment (not just the amount in excess of $10,000) for each trading day that the threshold price is not satisfied or in which no trades of our common shares are reported. For example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common shares are reported for one of the five trading days in the pricing period, then 1/5 (or 20%) of the optional monthly cash investment or initial investment will be returned without interest.

The establishment of the threshold price and the possible return of a portion of an optional monthly cash investment or initial investment applies only to optional monthly cash investments and initial investments made pursuant to a request for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Plan Administrator is required to provide you with any written notice as to the threshold price for any pricing period. You may contact the Plan Administrator’s Waiver Department at 1-201-680-5300 to find out if a threshold price has been fixed or waived for any given pricing period.

For each pricing period, we may establish a discount from the market price applicable to optional monthly cash investments and initial investments made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common shares as compared to other sources of funds and our need for additional funds. You may obtain information regarding the maximum waiver discount, if any, by contacting the Plan Administrator’s Waiver Department at 1-201-680-5300. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount will apply to the entire optional monthly cash investment or initial investment made pursuant to a waiver and not just the portion in excess of $10,000. The discount, if any, will not apply to reinvested dividends, or initial investments or optional monthly cash investments that are not made pursuant to a request for waiver.

We will only establish a threshold price or waiver discount for common shares that are purchased directly from us.

12.	When are dividends paid?

Our policy is to declare quarterly dividends to shareholders. We may, at our discretion, change our policy if necessary or advisable under applicable securities laws our sale to the Plan Administrator of common shares to be purchased with reinvested dividends. Only shareholders who own our common shares as of the record date for any declared dividend will be entitled to receive the dividend payment. Record dates for the payment of dividends will normally precede the payment dates by approximately ten (10) to twenty (20) business days.

In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the dividends within 30 days, the Plan Administrator will remit the dividends to you by check.

The payment of dividends on our common shares is at the discretion of our board of directors. There is no guarantee that we will pay dividends in the future. Please see the documents incorporated into this prospectus for a more detailed discussion of our dividend policy and the risks relating to dividends.

13.	When does the Plan Administrator purchase common shares?

Initial and Additional Cash Investments. Upon receipt of funds in an amount equal to or less than $10,000, the Plan Administrator will invest initial and additional cash investments once every month on the 30th day of the month, or the next succeeding business day if the 30th day falls on a weekend or holiday. For months when a dividend is payable, the investment date of the dividend will be the dividend payment date for the quarter. Common shares will be posted to your account in whole and fractional shares immediately upon settlement, usually within three business days. You will receive a confirmation of your transaction by paper statement at the postal address you give us when you enroll in the Plan. In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the non-waiver optional cash funds within 30 days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment. Please see “9. What are my options for additional cash investments once I am enrolled in the Plan?” for information on automatic monthly withdrawal.

Optional cash investments must be sent so that the Plan Administrator receives the payment at least one (1) business day prior to the investment date. Funds received after the investment date will be held for investment on the next investment date.

Optional monthly cash investments received by the Plan Administrator will be returned to you upon your written request if such request is received by the Plan Administrator no later than two (2) business days prior to the first day of the Pricing Period. Please see “15. At what price will the Plan Administrator purchase the common shares?” for information on the Pricing Period.

Dividend Reinvestment. If you enroll prior to the record date for a dividend payment, your election to reinvest dividends will begin with that dividend payment. If you enroll on or after any such record date, reinvestment of dividends will begin on the dividend payment date following the next record date if you are still a shareholder of record. Record dates for payment of dividends will normally precede payment dates by ten (10) to twenty (20) business days.

Common shares are purchased and sold for the Plan on specified dates or during specified periods. As a result, you do not have any control over the price at which common shares are purchased or sold for your account, and you may pay a higher purchase price or receive a lower sales price then if you had purchased or sold the common shares outside of the Plan. You bear the risk of fluctuations in the price of our common shares. No interest is paid on funds held by the Plan Administrator pending their investment. All optional monthly cash investments, including the initial cash investment, are subject to collection by the Plan Administrator of the full face value in U.S. funds.

14.	How does the Plan Administrator purchase the common shares?

We may, in our sole discretion, instruct the Plan Administrator to purchase all or a portion of the common shares in connection with the distribution of common shares purchased pursuant to reinvestment of dividends or any initial or optional monthly cash investment directly from us at the “Current Market Price” (as defined below under “15. At what price will the Plan Administrator purchase the common shares?”).

If we do not instruct the Plan Administrator to purchase common shares directly from us, the Plan Administrator may purchase common shares in the open market or in negotiated transactions, and may be subject to such terms with respect to price, delivery and other terms as agreed to by the Plan Administrator. In connection with purchases in the open market or in negotiated transactions, neither we nor any Plan participant shall have any authorization or power to direct the time or price at which common shares may be so purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

Common shares will be allocated and credited to participants’ accounts as follows: (1) common shares purchased from us will be allocated and credited on the appropriate investment date; and (2) common shares purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of common shares to be purchased. Depending on our election, participants may be credited with common shares purchased from us, common shares purchased in market transactions or a combination of both.

The method used by the Plan Administrator will impact the price at which your common shares are purchased (see “15. At what price will the Plan Administrator purchase the common shares?”).

The amount of common shares to be purchased for your account depends on the amount of your dividend and/or initial or optional monthly cash investment and the purchase price of the common shares. Your account will be credited with that number of common shares, including fractions computed to four decimal places, equal to the amount you invest divided by the purchase price per common share. You will be credited for dividends on fractions of shares.

15.	At what price will the Plan Administrator purchase the common shares?

If we direct the Plan Administrator to purchase common shares directly from us, the “Current Market Price” is defined as the average of the mean of the daily high and low sales prices of the common shares as reported on the New York Stock Exchange for the three (3) trading days immediately preceding the investment date, or, if no trading occurs in the common shares on one or more of such trading days, for the three (3) trading days immediately preceding the investment date during which the common shares were traded in the New York Stock Exchange, or the Pricing Period. If the Plan Administrator purchases common shares in market transactions, the “Current Market Price” is defined as the weighted average of the actual price paid for common shares purchased by the Plan Administrator.

The purchase price of common shares purchased with reinvested dividends will be the Current Market Price (as described above) less the dividend reinvestment discount, if any, then in effect. The purchase price of common shares purchased with initial or optional cash investments (excluding investments in excess of $10,000 pursuant to a waiver) will be the Current Market Price (as described above) less the optional or initial cash payment discount, if any, then in effect.

We, in our sole discretion, may change or eliminate the dividend reinvestment discount or the optional or initial cash investment discount, if any, upon sending Plan participants not less than thirty (30) days’ prior written notice of such change or elimination. As of the date of this prospectus, there is no optional or initial cash payment discount.

If you request a waiver and we approve it, your initial investment may exceed $10,000. For a description of the purchase price of common shares pursuant to an approved waiver, see “Purchases and Pricing of Common Shares Purchased Pursuant to a Request for Waiver” under “11. Request for Waiver for Optional Monthly Cash Investments and Initial Investments in Excess of $10,000.”

16.	May I enroll, view my account information, and execute transactions online?

You may access your account on the Plan Administrator’s website at www.cpushareownerservices.com, which is available 24 hours a day, 7 days a week. This service provides shareholders of record with the ability to:

•	enroll in the Plan;

•	make initial or optional cash investments;

•	request sale of common shares;

•	obtain stock power forms;

•	view account status and account transactions;

•	perform address changes;

•	request share certificates;

•	request duplicate statements;

•	view-print-request form 1099; and

•	view certificate, book-entry and dividend payment history.

Technical assistance and help if you have forgotten your password are available Monday through Friday, between 9:00 a.m. and 7:00 p.m., Eastern Standard Time, at 1-800-635-5835.

17.	What kind of reports will I receive as a participant in the Plan?

Unless you participate in the Plan through a broker, bank or nominee, the Plan Administrator will send a transaction notice confirming the details of any initial and optional cash investment you make within three (3) business days. When you participate in the dividend reinvestment feature, you will receive a quarterly statement of your account. If you do not reinvest dividends and have no additional purchase or sale transactions, you will receive an annual statement detailing the status of your holdings of common shares in your Plan account.

The Plan Administrator will send a statement following any sale activity in your account. In this statement you will receive a check and a statement with information regarding the trade such as sale price, shares sold, net dollars and taxes, if any.

You should keep these statements as they contain important information regarding the tax basis for common shares purchased pursuant to the Plan and the gain for common shares sold.

You can request copies of statements by contacting the Plan Administrator via an online request or by telephone. In addition, you will receive copies of other communications sent to holders of common shares, including our annual and other reports to our shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

You can also access your Plan account statement through Shareowner Services’ on-line program, MLinksm. Convenient and easy on-line access to your shareholder communications is only a click away. Besides your Plan account statements, you may access your 1099 tax documents, notification of ACH transmissions, transaction advices, annual meeting materials and selected correspondence on-line.

Enrollment is simple and quick. Logon to www.cpushareownerservices.com to enjoy the many benefits MLinksm offers, including:

•	Faster delivery of important documents

•	Electronic notification of account activity via email

•	Secure access to your mailbox 24 hours a day, 7 days a week

•	Convenience of managing your documents - view, print, download

18.	Will I receive share certificates for my Plan shares?

Each purchase of common shares through the Plan is credited to your Plan account. Your account statement will show the number of common shares, including any fractional share, credited to your account. You will not receive a certificate for your Plan shares unless you request one. You can request a certificate for some or all of your whole shares from the Plan Administrator at any time. Certificates for fractional shares are never issued.

Your account under the Plan will be maintained in the name or names in which your certificates were registered at the time you entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued.

19.	Can I deposit share certificates for safekeeping?

You can at any time, including when you first enroll, deposit share certificates registered in your name with the Plan Administrator for safekeeping, at no cost to you.

Safekeeping protects your share certificates against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your common shares. Only share certificates held in safekeeping may be sold through the Plan.

If you own common shares in certificate form, you may deposit your certificates for those shares free of charge with the Plan Administrator. The Plan Administrator will provide mail loss insurance coverage for certificates with a value not exceeding $100,000 in any one shipping package that you mail to its address at 500 Ross Street, Room 0675, Pittsburgh, PA 15252 by USPS registered mail or by any traceable delivery service.

Note: Mail loss insurance covers only the replacement of share certificates and in no way protects any loss resulting from fluctuations in the value the common shares represented by such certificate.

20.	How do I sell my Plan shares?

You can sell some or all of your Plan shares by submitting the appropriate information on the transaction stub of your Plan statement, by submitting a written request to the Plan Administrator, or by phone. Please see “4. How do I contact the Plan Administrator?” for contact details. You can also sell the Plan shares on-line (see “16. May I enroll, view my account information, and execute transactions online?”). All sales transactions under the Plan are made through a broker selected by the Plan Administrator that will receive brokerage commissions in connection with such sales. Shares are sold on the exchange on which the common shares of the NAT trade. The selling price may not be known until the sale is complete.

Plan participants may instruct the Plan Administrator to sell shares under the Plan in one of the following ways:

Batch Order: In a Batch Order, the Plan Administrator will combine the shares being sold through the Plan by all Plan participants. Shares are then periodically submitted in bulk to a broker selected by the Plan Administrator for sale on the open market. Shares will usually be sold within one business day after the Plan Administrator receives a participant’s request, but no later than five business days (except where deferral is necessary under state or federal regulations). Depending on the number of shares being sold and current trading volume in the shares, bulk sales may be executed in multiple transactions and over more than one day. Once entered, a Batch Order request cannot be cancelled. Sales proceeds in a Batch Order transaction equal the market price that the broker receives for the shares (or, if more than one trade is necessary to sell all of the Plan shares submitted to the broker on that day, the weighted average price for all such shares sold on the applicable trade date or dates), less a handling fee of $15.00, trading fees ($0.12 per share sold as of the date of this Prospectus) and applicable stock transfer taxes. Requests for Batch Orders may be placed online at www.cpushareownerservices.com, by telephone, through a Customer Service Representative (CSR) or in writing by completing and signing the tear-off portion of the account statement and mailing the instructions to the Plan Administrator.

Market Order: A Market Order is a request to sell shares at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker selected by the Plan Administrator for sale on the open market (such orders cannot be cancelled). If such an order is placed outside of market hours, the Plan Administrator will submit the shares to the selected broker on the next trading day (any requests to cancel such an order will be honored on a best efforts basis).

Sales proceeds in Market Orders equal the market price that the broker receives for the shares, less a handling fee of $25.00, trading fees ($0.12 per share sold as of the date of this Prospectus) and applicable stock transfer taxes. Requests for such transactions may only be placed online at www.cpushareownerservices.com, by telephone or through a CSR. Any sale request received in writing will be processed as a Batch Order request.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed to Plan participants by first class mail within four business days after the final trade settlement date. If a Plan participant sells shares through a Market Order, the participant may choose to receive sales proceeds in a foreign currency or by wire or direct deposit. These services are subject to additional fees and additional terms and conditions, which the participant must agree to when submitting the transaction.

All sales are subject to market conditions, system availability and other factors. The actual sale date or price received for any shares sold through the Plan may not be guaranteed.

Alternatively, you may choose to sell your Plan shares through a stockbroker of your choice, in which case you would have to request that the Plan Administrator electronically transfer your Plan shares to your stockbroker. You may also request a certificate for your common shares from the Plan Administrator for delivery to your stockbroker prior to settlement of such sale. See “21. How do I discontinue participation in the Plan?” for instructions on how to obtain a certificate.

The price of common shares fluctuates on a daily basis. The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your common shares. The price risk will be borne solely by you. You cannot revoke your request to the Plan Administrator to sell any Plan shares once it is made.

21.	How do I discontinue participation in the Plan?

You may discontinue the reinvestment of your dividends by giving notice to the Plan Administrator by telephone, in writing or by changing your dividend election on our website at www.cpushareownerservices.com. Please see “4. How do I contact the Plan Administrator?” and “16. May I enroll, view my account information, and execute transactions online?” for contact details. If you discontinue your participation in the Plan, the Plan Administrator will continue to hold your common shares unless you request a certificate for any full shares and a check for any fractional share. In the alternative, you may request that all or part of the common shares credited to your account in the Plan be sold at any time. Please see “20. How do I sell my Plan shares?” for more information.

If your request to discontinue participation in the Plan is received by the Plan Administrator on or after a dividend record date but before the payment date (record dates normally precede the payment dates by ten (10) to twenty (20) business days), the Plan Administrator, in its sole discretion may either pay such dividend in cash or reinvest it in common shares for your account. The request to discontinue participation in the Plan will then be processed as promptly as possible following such dividend payment date. Any cash payments which you may have sent to the Plan Administrator prior to the request to discontinue participation in the Plan will also be invested on the next investment date unless you expressly request return of that payment in your request to discontinue participation in the Plan and your request to discontinue participation in the Plan is received by the Plan Administrator at least two (2) business days prior to the investment date. All dividends subsequent to such dividend payment date will be paid in cash to you unless and until you re-enroll in the Plan, which you may do at any time.

If you have discontinued participation in the Plan, you can re-enroll in the Plan on-line or by submitting a new enrollment form and complying with all other enrollment procedures. To minimize unnecessary Plan administrative costs and to encourage use of the Plan as a long-term investment vehicle, we reserve the right to deny participation in the Plan to previous participants who we or the Plan Administrator believe have been excessive in their enrollment and discontinuation.

22.	What happens if I sell or transfer all the common shares registered in my name and held by me?

If you dispose of all the common shares registered in your name, including the common shares participating in the Plan, but do not give notice to the Plan Administrator, the Plan Administrator will continue to reinvest the cash dividends on any common shares held in your account under the Plan until the Plan Administrator is otherwise notified.

23.	What happens if we declare a dividend payable in common shares or declare a stock split?

Any shares we distribute as a dividend on common shares (including fractional shares)credited to your account under the Plan, or upon any split of such shares, will be credited to your account. Share dividends or splits distributed on all other shares held by you and registered in your own name will be mailed directly to you. In a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to shares credited to your account under the Plan will be sold by the Plan Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares on the next investment date.

If you want to exercise, transfer or sell any portion of the rights applicable to the common shares credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the shares credited to your account be transferred from your account and registered in your name. Except in unusual circumstances, the record date will be approximately ten (10) to twenty (20) business days in advance of the applicable distribution date.

24.	How will my common shares held by the Plan Administrator be voted at meetings of shareholders?

Common shares held by the Plan Administrator for you will be voted as you direct. A proxy card will be sent to you in connection with any annual or special meeting of shareholders, as in the case of shareholders not participating in the Plan. This card will cover all common shares registered in your own name not participating in the Plan as well as all full and fractional shares held by the Plan Administrator for your account or held by the Plan Administrator for safekeeping under the Plan.

As in the case of nonparticipating shareholders, if on a properly signed and returned proxy card, no instructions are indicated by you, all of your common shares — those registered in your own name and those held by the Plan Administrator for your account under the Plan — will be voted in accordance with recommendations of our management, unless otherwise provided. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of the common shares covered by such proxy card (including those held by the Plan Administrator under the Plan) will be voted.

25.	Limitation of Liability

The Plan provides that neither we nor the Plan Administrator, nor any agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:

•	the failure to terminate your Plan account upon your death or adjudicated incompetence prior to receiving written notice of your death or adjudicated incompetence; or

•	the purchase or sale prices reflected in your Plan account or the dates of purchases or sales of common shares under the Plan; or

•	any loss or fluctuation in the market value of our common shares after the purchase or sale of common shares under the Plan.

The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

DESCRIPTION OF CAPITAL STOCK

Under our Memorandum of Association, as amended, our authorized capital consists of 90,000,000 shares having a par value of $0.01 per share, of which 54,825,751 shares are issued and outstanding as of the date of this prospectus. All of our shares are in registered form. Our common shares are listed on the New York Stock Exchange under the symbol “NAT.”

Share History

In January 2013, the Company completed the acquisition of 100% of the shares of Scandic American Shipping Ltd. from a company owned by the Chairman and Chief Executive Officer of the Company, Mr. Herbjørn Hansson and his family. As part of the consideration payable to the seller, the Company issued an aggregate of 1,910,112 common shares of the Company, which are subject to a one-year lock up agreement. Following the completion of the acquisition, we had a total of 54,825,751 common shares issued and outstanding.

In January 2012, the Company completed an underwritten follow-on offering of 5,500,000 common shares. The net proceeds from the offering were approximately $75.6 million. In connection with that offering and pursuant to the Management Agreement, we issued an additional 112,245 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 52,915,639 common shares issued and outstanding.

In April 2011, the Company issued 400,000 common shares under the 2011 Equity Incentive Plan which were allocated among 23 persons employed in the management of the Company, the Manager and the members of the Company’s Board of Directors, or the Board.

In January 2010, the Company completed an underwritten follow-on offering of 4,600,000 common shares. The net proceeds from the offering were approximately $136.5 million. In connection with that offering and pursuant to the Management Agreement, we issued an additional 93,878 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 46,898,782 common shares issued and outstanding.

On August 14, 2009, we announced that we cancelled all stock options reserved for issuance under our 2004 Stock Incentive Plan, including the 320,000 options previously granted to our directors, our Chairman and Chief Executive Officer, our employees and employees of our manager, Scandic American Shipping Ltd., or the Manager. The 2004 Stock Incentive Plan was established in November 2004.

The stock options were cancelled in exchange for a payment equal to the difference between the strike price of the options and the closing price of $30.70 per share for our common shares on the New York Stock Exchange on August 13, 2009. The compensation of $7.23 per option resulted in a cash outlay of $2.3 million for the Company, which was covered by cash on hand. The cancellation of the options is resulted in a charge of approximately $450,000 to our profit and loss account for the third quarter of 2009. Following the cancellation described above, there are no more stock options outstanding under the 2004 Stock Incentive Plan.

In May 2009, the Company completed a follow-on public offering of 4,225,000 common shares, resulting in aggregate net proceeds to the Company, before expenses relating to the offering, of approximately $130.0 million, in order to fund further acquisitions under planning and for general corporate purposes. In connection with that offering and pursuant to the Management Agreement, we issued an additional 86,225 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 42,204,904 common shares issued and outstanding.

Memorandum of Association and Bye-Laws

The following description of our share capital summarizes the material terms of our Memorandum of Association and our amended and restated bye-laws, copies of which have been filed as identified in the exhibit index to this registration statement and are incorporated by reference herein.

Under our Memorandum of Association, as amended, our authorized capital consists of 90,000,000 common shares having a par value of $0.01 per share.

The purposes and powers of the Company include the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our amended and restated bye-laws provide that our Board shall convene and the Company shall hold annual general meetings of shareholders in accordance with the requirements of the Companies Act 1981, or the Companies Act, at such times and places as the Board shall decide. However, under Bermuda law, a company may, by resolution in general meeting, elect to dispense with the holding of an annual general meeting for (a) the year in which it is made and any subsequent year or years; (b) for a specified number of years; or (c) indefinitely. Our Board may call special general meetings of shareholders at its discretion or as required by the Companies Act. Under the Companies Act, holders of one-tenth of our issued common shares may call special general meetings.

Under our amended and restated bye-laws, five clear days advance notice of an annual general meeting or any special general meeting must be given to each shareholder entitled to vote at that meeting unless, in the case of an annual general meeting, such meeting is agreed to by all of the shareholders entitled to vote thereat and, in the case of any other meeting, such meeting is agreed to by at least 75% of the shareholders entitled to vote thereat. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board may set a record date for the purpose of identifying the persons entitled to receive notice of and vote at a meeting of shareholders at any time before or after the date on which such notice is dispatched.

Our Board must consist of at least three and no more than 11 directors, or such number in excess thereof as the Board may from time to time determine by resolution. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting. Casual vacancies on our Board may be filled by a majority vote of the then-current directors, as long as a quorum remains in office.

Any director retiring at an annual general meeting will be eligible for reappointment and will retain office until the close of the meeting at which such director retires or (if earlier) until a resolution is passed at that meeting not to fill the vacancy or the resolution to re-appoint such director is put to a vote at the meeting and is lost. If a director’s seat is not filled at the annual general meeting at which he or she retires, such director shall be deemed to have been reappointed unless it is resolved by the shareholders not to fill the vacancy or a resolution for the reappointment of the director is voted upon and lost. No person other than a director retiring shall be appointed a director at any general meeting unless (i) he or she is recommended by the Board or (ii) a notice executed by a shareholder (not being the person to be proposed) to propose such person for appointment has been received by our secretary no less than 120 days and no more than 150 days before the anniversary of the date of the release of the Company’s proxy statement to shareholders in connection with the prior year’s annual general meeting.

A director may at any time summon a meeting of the Board. The quorum necessary for the transaction of business at a meeting of the Board may be fixed by the Board and, unless so fixed at any other number, shall be two directors. Questions arising at any meeting of the Board shall be determined by a majority of the votes cast.

Our amended and restated bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our amended and restated bye-laws provide that a director who has an interest in any transaction or arrangement with the Company and who has complied with the provisions of the Companies Act and with our amended and restated bye-laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested.

Our amended and restated bye-laws permit us to increase our authorized share capital with the approval of a majority of votes cast in respect of our outstanding common shares represented in person or by proxy.

There are no pre-emptive, redemption, conversion or sinking fund rights attached to our common shares. The holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our amended and restated bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Shareholders present in person or by proxy and entitled to vote at a meeting of shareholders representing the holders of at least one-third of the issued shares entitled to vote at such general meeting shall be a quorum for all purposes.

Under our amended and restated bye-laws, our Board is authorized to attach to our undesignated shares such preferred, qualified or other special rights, privileges, conditions and restrictions as the board of directors may determine. The board of directors may allot our undesignated shares in more than one series and attach particular rights and restrictions to any such shares by resolution; provided, however, that the board of directors may not attach any rights or restrictions to our undesignated shares that would alter or abrogate any of the special rights attached to any other class or series of shares without such sanction as is required for any such alternation or abrogation unless expressly authorized to do so by the rights attaching to or by the terms of the issue of such shares.

Subject to Bermuda law, special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution of the holders of such shares voting in person or by proxy.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Our amended and restated bye-laws provide that our Board may, from time to time, declare and pay dividends or distributions out of contributed surplus, which we refer to collectively as dividends. Each common share is entitled to dividends if and when dividends are declared by our Board, subject to any preferred dividend right of the holders of any preference shares.

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.

Bermuda law permits the bye-laws of a Bermuda company to contain a provision indemnifying the Company’s directors and officers for any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty, save with respect to fraud or dishonesty. Bermuda law also grants companies the power generally to indemnify directors and officers of a company, except in instances of fraud and dishonesty, if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of such company or was serving in a similar capacity for another entity at such company’s request.

Our amended and restated bye-laws provide that each director, alternate director, officer, person or member of a committee, if any, resident representative, and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors or administrators, which we refer to collectively as an indemnitee, will be indemnified and held harmless out of our assets to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties except in respect of fraud or dishonesty. In addition, each indemnitee shall be indemnified out of the assets of the Company against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted.

Under our amended and restated bye-laws, we and our shareholders have agreed to waive any claim or right of action we or they may have at any time against any indemnitee on account of any action taken by such indemnitee or the failure of such indemnitee to take any action in the performance of his duties with or for the Company with the exception of any claims or rights of action arising out of fraud or actions to recover any gain, personal profit or advantage to which such indemnitee is not legally entitled.

Our Board may, at its discretion, purchase and maintain insurance for, among other persons, any indemnitee or any persons who are or were at the time directors, officers or employees of the Company, or of any other company in which the Company has a direct or indirect interest that is allied or associated with the Company, or of any subsidiary undertaking of the Company or such other company, against liability incurred by such persons in respect of any act or omission (save in respect of fraud or dishonesty) in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company, subsidiary undertaking or any such other company.

Our Memorandum of Association may be amended with the approval of a majority of votes cast in respect of our outstanding common shares represented in person or by proxy and our amended and restated bye-laws may be amended by approval by not less than 75% of the votes cast in respect of our issued and outstanding common shares represented in person or by proxy.

Dividend Reinvestment and Direct Stock Purchase Plan

This prospectus is part of a registration statement which is being filed to register 1,664,450 shares for issuance under the Plan. See “Description of the Plan.”

Stockholders Rights Plan

On February 13, 2007, the Board adopted a stockholders rights agreement and declared a dividend of one preferred share purchase right to purchase one one-thousandth of a share of our Series A Participating Preferred Stock for each outstanding share of our common stock, par value $0.01 per share. The dividend was payable on February 27, 2007 to stockholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at an exercise price of $115, subject to adjustment. We can redeem the rights at any time prior to a public announcement that a person has acquired ownership of 15% or more of the Company’s common stock.

This stockholders rights plan was designed to enable us to protect stockholder interests in the event that an unsolicited attempt is made for a business combination with, or a takeover of, the Company. We believe that the stockholders rights plan should enhance our Board’s negotiating power on behalf of stockholders in the event of a coercive offer or proposal. We are not currently aware of any such offers or proposals.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material United States federal income tax considerations relevant to a U.S. Participant, as defined below, with respect to participation in the Plan. You should also carefully review the discussion of the United States federal and other tax considerations under the heading “Item 10. Additional Information—Taxation” in our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Commission on April 17, 2012.

This discussion does not purport to deal with the tax consequences of participation in the Plan to all categories of investors, some of which may be subject to special rules. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of stock.

The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. We have not received nor do we intend to seek a private letter ruling from the Internal Revenue Service (the “Service”) regarding the Plan.

A “U.S. Participant” means a participant in the Plan that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership is a participant in the Plan, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership participating in the Plan, you are encouraged to consult your tax advisor.

Tax Consequences Of Dividend Reinvestment

In the case of newly-issued shares acquired from us, a U.S. Participant will be treated as receiving a dividend for United States federal income tax purposes in an amount equal to the fair market value as of the dividend payment date of the shares purchased with the reinvested dividends. In the case of shares acquired in market transactions, a U.S. Participant will be treated as receiving a dividend for United States federal income tax purposes in an amount equal to sum of (x) the cash dividend paid by us and (y) the pro rata share of any brokerage trading fees or other related charges paid by us in connection with the Plan Administrator’s purchase of the shares on behalf of the U.S. Participant. Those dividend amounts will be the U.S. Participant’s tax basis in the shares purchased. A U.S. Participant’s holding period of those shares will begin on the day following the date of purchase.

The dividends described above will constitute taxable dividend income to the U.S. Participant to the extent of our current and accumulated earnings and profits. Such dividends may be eligible for taxation at reduced rates in the hands of a non-corporate U.S. Participant, provided that holding period and certain other requirements are satisfied. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Participant’s tax basis in his shares on a dollar-for-dollar basis and thereafter as capital gain.

Tax Consequences Of Optional & Initial Cash Investments

With respect to newly issued shares, a U.S. Participant who elects to invest in additional shares by making optional cash investments will be treated for United States federal income tax purposes as having received a dividend equal to the excess (if any) of (i) the fair market value on the investment date of the shares purchased, over (ii) the optional cash investments made. A U.S. Participant will not be deemed to have received a dividend with respect to shares acquired by purchases in market transactions, except to the extent of brokerage fees and charges paid to the Plan Administrator by us. A U.S. Participant’s tax basis in the shares purchased will be equal to the cost paid by the participant in acquiring the shares, plus the amount (if any) treated as a dividend for federal income tax purposes. The U.S. Participant’s holding period for those shares will begin on the day following the date of purchase.

Any distributions which the U.S. Participant is treated as receiving would be taxable income or gain or reduce the tax basis in shares, or some combination of these treatments, under the rules described above under “Tax Consequences of Dividend Reinvestment.”

Shares, or any fraction of shares, purchased pursuant to an initial cash investment will have a tax basis equal to the amount of the payments. The holding period for the shares, or fraction of shares, begins on the day following the purchase date.

Tax Consequences Of Dispositions

A U.S. Participant generally will recognize taxable gain or loss upon a sale, exchange or other disposition of the shares whether the sale or exchange is made at the U.S. Participant’s request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to his or her account. The amount of gain or loss will equal the difference between the amount realized by the U.S. Participant from such sale, exchange or other disposition and the U.S. Participant’s tax basis in the shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Participant’s holding period in the shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Participant’s ability to deduct capital losses is subject to certain limitations.

A U.S. Participant will not realize any taxable income when he receives certificates for whole shares credited to his account, either upon his request for such certificates or upon withdrawal from or termination of the Plan.

Backup Withholding and Information Reporting

In general, dividend payments and other taxable distributions made within the United States to a U.S. Participant will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax when paid to a non-corporate U.S. Participant who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Service that he has failed to report all interest or dividends required to be shown on his federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

If a dividend is subject to backup withholding tax, such tax will be withheld from the dividend before the dividend is reinvested under the Plan. Backup withholding tax is not an additional tax. Rather, a U.S. Participant generally may obtain a refund of any amounts withheld under backup withholding tax rules that exceed his United States federal income tax liability by filing a refund claim with the Service.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$2,211	*
Legal fees and expenses	$		**
Accounting fees and expenses	$		**
Miscellaneous	$		**
Total	$		**

*	Previously paid
**	To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Appleby (Bermuda) Limited with respect to matters of Bermuda law and by Seward  & Kissel LLP, New York, New York, with respect to matters of U.S. tax law.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s annual report on Form 20-F for the year ended December 31, 2011, filed with the Commission on April 17, 2012, have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on April 17, 2012, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Report on Form 6-K filed with the SEC on May 22, 2012.

•	The description of our shares of common stock set forth in our Registration Statement on Form 8-A, filed with the Commission on November 12, 2004, as amended.

•	The description of our shares of preferred share purchase rights set forth in our Registration Statement on Form 8-A, filed with the Commission on February 14, 2007, as amended.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and subsequent filings. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:

Nordic American Tankers Limited

Attn: The Secretary

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

http://www.nat.bm

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the New York Stock Exchange, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers

The Amended and Restated Bye-Laws of the Registrant provide that:

Subject to the proviso below, every director, officer of the Company, inter alia, and member of a committee duly constituted under the Company’s Bye-Laws (collectively the “Indemnified Person”) shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Bye-Law shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

•	No Indemnified Person shall be liable to the Company for the acts, defaults or omissions of any other Indemnified Person.

•

Every Indemnified Person shall be indemnified out of the assets of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties, in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

•

To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

•

Each Shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company PROVIDED HOWEVER that such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

•

Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Bye-Laws shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if any allegation of fraud or dishonesty is proved against the Indemnified Person PROVIDED THAT no monies shall be paid hereunder unless payment of the same shall be authorised in the specific case upon a determination that indemnification of the Director or Officer would be proper in the circumstances because he has met the standard of conduct which would entitle him to the indemnification thereby provided and such determination shall be made:

by the Board, by a majority vote at a meeting duly constituted by a quorum of Directors not party to the proceedings or matter with regard to which the indemnification is, or would be, claimed; or

in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or

by a majority vote of the Shareholders.

The Companies Act provides as follows:

Section 98 of the Companies Act permits the Bye-Laws of a Bermuda company to contain a provision eliminating personal liability of an officer to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty, save with respect to fraud or dishonesty;

Section 98 of the Companies Act also grants companies the power generally to indemnify any such officer or auditor of the company against any liability incurred by him in defending any proceedings, whether civil or criminal in which judgment is given in his favor (or in which he is acquitted) or when relief is granted to him by a court under section 281 of the Companies Act;

Section 98A of the Companies Act permits a company to purchase and maintain insurance for the benefit of any officer of the company against any liability incurred by him under section 97(1)(b) of the Companies Act, in his capacity as an officer of the company or indemnifying such an officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty.

Item 9.	Exhibits

The exhibit index at the end of this registration statement, or the Exhibit Index, identifies the exhibits which are included in this registration statement and are incorporated herein by reference.

Item 10.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the Securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) — (d) Not applicable.

(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f) — (g) Not applicable.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j) — (l) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sandefjord, country of Norway on March 18, 2013.

NORDIC AMERICAN TANKERS LIMITED

By:	/s/ Herbjørn Hansson
Name:	Herbjørn Hansson
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Herbjørn Hansson, Turid M. Sørensen, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with Bermuda regulators and the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 18, 2013 in the capacities indicated.

Signature	Title

/s/ Herbjørn Hansson Herbjørn Hansson	Chairman of the Board of Directors, Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Turid M. Sørensen Turid M. Sørensen	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Sir David Gibbons	Director
Sir David Gibbons

/s/ Richard H.K. Vietor	Director
Richard H.K. Vietor

/s/ Andreas Ove Ugland	Director
Andreas Ove Ugland

/s/ Jan Erik Langangen	Director
Jan Erik Langangen

/s/ Paul J. Hopkins	Director
Paul J. Hopkins

/s/ Jim Kelly	Director
Jim Kelly

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Nordic American Tankers Limited, has signed this Registration Statement in the city of Newark, state of Delaware, on March 18, 2013.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi

Exhibits

Exhibit Number	Description

4.1	Form of Common Stock Certificate(1)

4.2	Stockholder Rights Agreement(2)

5.1	Opinion of Appleby (Bermuda) Limited, Bermuda counsel to Nordic American Tankers Limited, as to the validity of the securities*

8.1	Opinion of Seward & Kissel LLP, U.S. counsel to the Company*

23.1	Consent of Appleby (Bermuda) Limited, (included in Exhibit 5.1)

23.2	Consent of Seward &Kissel LLP (included in Exhibit 8.1)

23.3	Consent of Deloitte AS

24.1	Power of Attorney (contained in signature page)

*	Previously filed.
(1)	Incorporated herein by reference to Exhibit 2.1 in the Annual Report of Nordic American Tankers Limited filed April 17, 2012 on Form 20-F.
(2)	Incorporated herein by reference to Exhibit 4.1 in the Registration of Securities - Section 12(b), of Nordic American Tankers Limited filed February 14, 2007 on Form 8-A12B.